Exhibit 10.1

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated March 27, 2014

by and among

URBAN OUTFITTERS, INC.,

and its Subsidiaries listed on Schedule 1 hereto,

as Borrowers,

the Lenders referred to herein,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

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SCHEDULES

Schedule 1	-	Subsidiaries that are Borrowers
Schedule 2	-	Lenders and Commitments
Schedule 3	-	Guarantors
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(l)	-	Material Contracts
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(t)	-	Debt and Guaranty Obligations
Schedule 6.1(u)	-	Litigation
Schedule 10.3	-	Existing Liens
Schedule 10.4(a)		Existing Loans, Advances and Investments
Schedule 10.4(b)	-	Investment Policy and Guidelines

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Officer’s Compliance Certificate
Exhibit F	-	Form of Termination Date Extension Request
Exhibit G	-	Form of Assignment Agreement
Exhibit H	-	MLA Costs
Exhibit I	-	Form of Joinder to Guaranty
Exhibit J	-	Form of U.S. Tax Compliance Certificate

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Credit Agreement”), dated the 27 day of March, 2014, by and among URBAN OUTFITTERS, INC., a Pennsylvania corporation (“Urban”), the Subsidiaries (as hereinafter defined) of Urban listed on Schedule 1 hereto (including Urban, each individually a “Borrower” and collectively, the “Borrowers”), the Lenders who are or may become party to this Agreement, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrowers, the Administrative Agent and certain Lenders entered into that certain Amended and Restated Credit Agreement, dated September 23, 2004, as amended by (i) that certain Letter Agreement Concerning Amended and Restated Note, dated May 18, 2005, (ii) that certain First Amendment to Amended and Restated Credit Agreement, dated November 30, 2006, (iii) that certain Letter Agreement concerning the Amended and Restated Note dated May 31, 2007; (iv)that certain Extension of Amended and Restated Credit Agreement, dated November 27, 2007, (v) that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated December 10, 2007, (v1) that certain Amendment No. 3, Consent and Waiver to Amended and Restated Credit Agreement dated as of September 21, 2009, (vii) that certain letter agreement dated December 1, 2010, (viii) that certain letter agreement dated March 9, 2011, (ix) that certain Amendment No. 4 to Amended and Restated Credit Agreement, dated April 25, 2011, (x) that certain Amendment No. 5 to Amended and Restated Credit Agreement, dated October 31, 2011, (xi) that certain Amendment No. 6 to Amended and Restated Credit Agreement, dated June 14, 2012, and (xii) that certain Amendment No. 7 to Amended and Restated Credit Agreement, dated July 31, 2012 (collectively, as so amended and as may be further amended, restated or modified from time to time, the “Existing Credit Agreement).

The parties hereto have agreed to amend and restate the Existing Credit Agreement to (i) show the effects of the multiple amendments as a single agreement, and (ii) make certain other modifications as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Adjusted Debt” means, for any period of determination, as to Urban and its Consolidated Subsidiaries, the sum of eight times (8x) Rents plus Funded Debt.

“Adjusted Debt to EBITDAR Ratio” means, as of any date of determination, as to Urban and its Consolidated Subsidiaries, Adjusted Debt divided by EBITDAR, in each case for the most recently ended Rolling Period.

“Administration Fee” shall have the meaning assigned thereto in Section 4.3(a) hereof.

“Administrative Agent” means Wells Fargo in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9 hereof.

“Administrative Agent’s Office” means the office of the Administrative Agent specified or determined in accordance with the provisions of Section 13.1(c) hereof.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any Subsidiary. The term control means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Seventy-Five Million Dollars ($175,000,000), as such amount may be increased in accordance with Section 2.5(b) hereof.

“Agreement” means this Second Amended and Restated Credit Agreement including the schedules and exhibits attached hereto, as amended, restated or otherwise modified from time to time.

“Alternate Currency” means as of the date hereof Pounds Sterling, Canadian Dollars, Japanese Yen, Hong Kong Dollars, Bermuda Dollars, and the euro and hereafter means such currencies or such other lawful currency other than Dollars that is freely transferable and convertible into Dollars as each Lender and Administrative Agent may mutually agree and from time to time designate as an Alternate Currency, each such Alternate Currency specified herein or hereafter designated to remain in effect as such until notice is given by any Lender or Administrative Agent that such currency is no longer available as an Alternate Currency.

“Alternate Currency Loan” means a Loan denominated in an Alternate Currency.

“Alternate Currency Exposure” means the aggregate outstanding principal balance of all Alternate Currency Loans, plus the outstanding undrawn amount of, and all unreimbursed draws under, all Alternate Currency Letters of Credit.

“Alternate Currency Letter of Credit” means a Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Sublimit” means the Dollar Equivalent of the portion of the Aggregate Commitment up to which Lenders have agreed to make Alternate Currency Loans and/or issue Alternate Currency Letters of Credit (subject to the L/C Commitment), being Fifty Million Dollars ($50,000,000).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means with respect to the Loans for each fiscal quarter, the percentages determined by reference to the Adjusted Debt to EBITDAR Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer’s Compliance Certificate as follows:

Level	Adjusted Debt to EBITDAR Ratio	Applicable Base Rate Margin	Daily One Month LIBOR Margin	Applicable LIBOR and Eurocurrency Margin
I	>3.50	0%	1.60%	1.50%
II	>2.75 and ≤3.50	0%	1.10%	1.00%
III	<2.75	0%	0.60%	0.50%

Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the fifth (5th) Business Day after receipt by the Administrative Agent of quarterly financial statements for the Borrowers and the accompanying Officer’s Compliance Certificate setting forth the Adjusted Debt to EBITDAR Ratio of the Borrower as of the most recent fiscal quarter end. Notwithstanding the remedies available to Lenders under Section 4.1(c) hereof, in the event the Borrowers fail to deliver such financial statements and certificate within the time required by Section 7.1 and 7.2 hereof, the Applicable Margin shall be the percentage set forth in Level I in the above chart until the delivery of such financial statements and certificate which indicate that an adjustment is available; provided; that if the Borrowers incorrectly report or calculate the Adjusted Debt to EBITDAR Ratio, the Administrative Agent, in its sole discretion, may charge interest retroactively based on the Applicable Margin that should have been in effect for such period that the Adjusted Debt to EBITDAR Ratio was incorrectly reported or calculated. The foregoing shall not limit any rights of the Lenders to receipt of the default rate set forth in Section 4.1(c), if applicable.

“Application” means an application, in the form specified by the Issuing Lender from time to time, which may include, but is not limited to, any electronic platform maintained by the Issuing Lender for the purpose of delivery of Letters of Credit, requesting the Issuing Lender to issue a Letter of Credit.

“Assignment Agreement” shall have the meaning assigned thereto in Section 13.10. hereof.

“Base Rate” means Wells Fargo’s Prime Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a) hereof.

“Bermuda Dollars” means the lawful currency of Bermuda.

“Borrower” means individually, and “Borrowers” means collectively, Urban Outfitters, Inc., a Pennsylvania corporation, and each Subsidiary set forth on Schedule 1 hereto, including without limitation each Non-U.S. Borrower, each in its capacity as a borrower hereunder.

“Business Day” means (a) for all purposes other than as set forth in clauses (b) and (c) below, any day other than a Saturday, Sunday or any other day which commercial banks in Pennsylvania are authorized or required by law to close, and (b) with respect to determining any Interest Period under Section 4.1(b), any day other than any Saturday, Sunday or any other day which commercial banks in the state of New York are authorized or required by law to close, (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan or

Daily One Month LIBOR Loan, any day that is a Business Day described in clause (a) and that is also London Business Day, and (d) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Alternate Currency Loan, a day on which commercial banks and the London foreign exchange market set the payments in the Principal Financial Center for the applicable Alternate Currency.

“Capital Asset” means, with respect to the Borrowers and their Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrowers and their Subsidiaries.

“Capital Expenditure Payment(s)” means capital expenditures, net of all applicable tenant improvement allowances and any other amounts for fit-out and other capital expenditures that will be reimbursed to any Borrower or Subsidiary from any source, including state and local government grants, rebates and incentives, on the annual audited financial statements of Urban and its Consolidated Subsidiaries as prepared in accordance with GAAP.

“Capital Lease” means, with respect to the Borrowers and their Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrowers and their Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets upon liquidation of, the issuing Person.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Change in Control” means any of the following: (i) any Person, either individually or acting in concert with one or more other Persons as a “group,” shall have acquired beneficial ownership, directly or indirectly, of all of the issued and outstanding Capital Stock of Urban representing 51% or more of the combined voting power of all issued and outstanding Capital Stock of Urban entitled to vote in the election of members of the board of directors of Urban, other than the Capital Stock having such power only by reason of the happening of a contingency and (ii) the occurrence of a change in the composition of the board of directors of Urban such that a majority of the members of such board during any period of two consecutive years are not Continuing Members. As used herein, the term “group”, “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder (except with respect to “beneficial ownership,” a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 hereof shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to, and, subject to the L/C Commitment, to issue or participate in Letters of Credit for the account of, the Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all the Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrowers and their Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Continuing Member” means, as of any date of determination any member of the board of directors of Urban who (i) was a member of such board on the Closing Date or (ii) was nominated for election or elected to such board with the affirmative vote of a majority of the members who were either members of such board on the Closing Date or whose nomination or election was previously so approved.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

“Daily One Month LIBOR Loan” means any Loan bearing interest at a rate based upon the Daily One Month LIBOR as provided in Section 4.1(a) hereof.

“Debt” means, with respect to the Borrowers and their Subsidiaries at any date and without duplication, the sum of the following determined in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money, including without limitation obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, provided, however, that liabilities, obligations and indebtedness under operating leases shall not constitute Debt unless and until payments thereunder become past due or accelerated in accordance with GAAP; (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than thirty (30) days past due; (c) all obligations of any such Person as lessee under Capital Leases and under “synthetic” or similar leases; (d) all Debt secured by any Lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such Debt; (e) all Guaranty Obligations of any such Person; (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person; and (h) all obligations incurred by any such Person pursuant to Hedging Agreements.

“Default” means any of the events specified in Section 11.1 hereof which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” has the meaning assigned to such term in Section 4.6(d) hereof.

“Dollar Equivalent” means, on any date of determination with respect to any Alternate Currency Loan or Alternate Currency Letter of Credit, the amount, as determined by Administrative Agent, of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot rate at which Dollars may be exchanged into such Alternate Currency as set forth on such date on the applicable Dow Jones Telerate page (or any successor pages) or, if such rate does not appear on such pages, at the rate of exchange quoted by the Administrative Agent in Philadelphia, Pennsylvania at 11:00 a.m. on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternate Currency, as the case may be.

“Dollars or $” means, unless otherwise qualified, the lawful currency of the United States of America.

“EBIT” means, for any period of determination, as to Urban and its Consolidated Subsidiaries, net income for such period, plus Interest Expense and taxes, in each case as determined in accordance with GAAP and, if applicable, to the extent each has been deducted in determining net income. For the purpose of calculating EBIT, for any period of determination, (i) if at any time during such period a Material Acquisition is made, EBIT shall be calculated after giving the pro forma effect to such Material Acquisition (if positive) as if it had occurred on the first day of such period, and (ii) if at any time during such period a Material Disposition is made, EBIT shall be reduced by an amount equal to EBIT (if positive) attributed to the property that is subject to such Material Disposition or increased by an amount equal to EBIT (if negative) attributed to the property that is subject to such Material Disposition.

“EBITDAR” means, for any period of determination, as to Urban and its Consolidated Subsidiaries, EBIT plus depreciation expense, amortization expense and Rents for such period, in each case as determined in accordance with GAAP (except Rents, which shall be determined on a cash rather than an accrual basis) and, if applicable, to the extent each has been deducted in determining net income. For the purpose of calculating EBITDAR, for any period of determination, (i) if at any time during such period a Material Acquisition is made, EBITDAR shall be calculated after giving the pro forma effect to such Material Acquisition (if positive) as if it had occurred on the first day of such period, and (ii) if at any time during such period a Material Disposition is made, EBITDAR shall be reduced by an amount equal to EBITDAR (if positive) attributed to the property that is subject to such Material Disposition or increased by an amount equal to EBITDAR (if negative) attributed to the property that is subject to such Material Disposition.

“Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment: (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000; (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000; (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of the Lender); (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender; or (f) any other Person that has been approved in writing as an Eligible Assignee by the Borrowers and the Administrative Agent.

“Employee Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan) which is subject to the provisions of ERISA which (a) is maintained for employees of any Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Borrower or any current or former ERISA Affiliate.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including without limitation requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“ERISA Affiliate” means any Person who together with any Borrower or Subsidiary is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“euro” means the lawful currency of the European Union.

“Eurocurrency Rate” shall mean, with respect to any Eurocurrency Loan, a rate per annum (rounded to the next higher 1/100 of 1%) at which deposits in the relevant Alternate Currency are offered to the Administrative Agent at its principal office in London, England by prime banks in the London Interbank Market, in each case, as of 11:00 a.m. London time, on the second Business Day prior to the commencement of the relevant Interest Period in amounts substantially equal to the Alternate Currency Loan as to which Borrowers may elect the Eurocurrency Rate to be applicable and with a maturity of comparable duration to the Interest Period selected by Borrowers for such Alternate Currency Loan, as may be adjusted for reserves by dividing that rate by 1.00 minus the Eurodollar Reserve Percentage, and as may be further adjusted for MLA Costs.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1 hereof, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2 of the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 4.6(d)) or (ii) such Lender changes its Lending Office, except, in each case, to the extent that, pursuant to Section 4.9, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.9(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means all Letters of Credit issued or deemed issued under the Existing Credit Agreement.

“Extensions of Credit” means an amount equal to the sum of: (a) the aggregate principal amount of all Loans then outstanding, and (b) the L/C Obligations then outstanding.

“Executive Order” has the meaning assigned thereto in Section 6.1(z) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means the separate fee letter agreement dated March 27, 2014 among Urban and the Administrative Agent.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m.(Philadelphia time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on January 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, as to Urban and its Consolidated Subsidiaries, the ratio of (a) EBITDAR divided by (b) Interest Expense plus Rents.

“Foreign Assets Control Regulations” has the meaning assigned thereto in Section 6.1(z) hereof.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funded Debt” means, for any period of determination, the aggregate principal amount of all Debt of the Borrowers and their Consolidated Subsidiaries for: (i) borrowed money (including without limitation the face amount of Letters of Credit whether or not drawn); (ii) installment purchases of real or personal property; (iii) the principal portion of obligations owing under Capital Leases, determined in accordance with GAAP; (iv) “synthetic leases” and other similar lease arrangements; and (v) guaranties of Funded Debt of others, without duplication.

“FX Calculation Date” means (a) each date of delivery of a Notice of Borrowing or Application, (b) each date of delivery of an Officer’s Compliance Certificate, and (c) each other date on which Administrative Agent shall, in its discretion, calculate the Dollar Equivalent of outstanding Alternate Currency Exposure, provided, that Administrative Agent agrees to make such calculation upon receipt of written notice from any Lender that such Lender believes the Aggregate Commitment or Alternate Currency Sublimit may be exceeded as a result of currency fluctuations affecting the Dollar Equivalent of outstanding Alternate Currency Exposure, provided further, that, except as set forth in the foregoing proviso, Administrative Agent shall have no obligation to calculate the Dollar Equivalent of outstanding Alternate Currency Exposure other than on an FX Calculation Date as set forth in clauses (a) and (b).

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrowers and their Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrowers and their Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government, agency, instrumentality regulatory body, court, central bank or other Person exercising executive, legislative, regulatory, administrative or judicial functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Agreement” means that certain Amended and Restated Guaranty Agreement, dated the date of this Agreement, executed by the Guarantors in favor of the Administrative Agent for the benefit of Lenders, pursuant to which the Guarantors have agreed to unconditionally guaranty, on a joint and several basis, the full, prompt and complete performance of all of the Borrowers’ duties, covenants and obligations under this Agreement, the Notes and the other Loan Documents. The term “Guaranty Agreement” shall also be deemed to mean and refer to all amendments, modifications, extensions, renewals, refinancings and/or supplements to said agreement made and/or entered into subsequent to the Closing Date, including without limitation all amendments which are consummated for the purposes of adding any new and/or additional Persons as Guarantors, as provided for in Section 8.12 of this Agreement.

“Guarantors” means collectively those direct and indirect Subsidiaries of the Borrowers set forth on Schedule 3 hereto, and “Guarantor” means any of such Guarantors and each additional entity whether now owned or hereafter acquired that becomes a Guarantor pursuant to Section 8.12 hereof.

“Guaranty Obligation” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, with respect to such Debt: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guaranty Obligation” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations under real estate leases to the extent that such obligations do not constitute Debt.

“Hazardous Materials” means any substances or materials: (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law; (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority; (c) the presence of which require investigation or remediation under any Applicable Law; (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval; (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties; (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intangible Assets” means for Urban and its Consolidated Subsidiaries, all assets which would be classified in accordance with GAAP as intangible assets, including without limitation, all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, tradenames, goodwill, experimental or organization expenses and other like intangibles, the cash surrender value and other like intangibles of any life insurance policy, treasury stock and unamortized debt discount.

“Interest Expense” means, for any period of determination, as to Urban and its Consolidated Subsidiaries, total interest expense (including without limitation interest expense attributable to Capital Leases), without duplication, determined in accordance with GAAP.

“Interest Period” shall have the meaning assigned thereto in Section 4.1(b) hereof.

“Issuing Lender” means Wells Fargo in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Japanese Yen” means the lawful currency of Japan.

“Joinder to Guaranty” means a Joinder to Guaranty made by a Subsidiary of any of the Borrowers, substantially in the form of Exhibit I to this Agreement, pursuant to which such Subsidiary becomes a Guarantor.

“L/C Commitment” means: (a) in the case of documentary Letters of Credit, the Aggregate Commitment, and (b) in the case of standby Letters of Credit, the lesser of (i) the Aggregate Commitment and (ii) Twenty-Five Million Dollars ($25,000,000).

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.8 hereof.

“L/C Participants” means the collective reference to all Lenders participating in the issuance of Letters of Credit.

“Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10 hereof.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Commitment Percentage of the Loans.

“Letters of Credit” shall have the meaning assigned thereto in Section 3.1 hereof.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Daily One Month LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Daily One Month LIBOR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100%)) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a) hereof.

“Lien” means, with respect to any asset, any mortgage, lien pledge, charge, security interest or encumbrance of any kind in respect of such asset, including without limitation acquiring or holding any asset subject to the interest of a vendor, lessor or other creditor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loans” means any revolving loan made to the Borrowers pursuant to Section 2.1 hereof, including without limitation all Alternate Currency Loans, and all such revolving loans collectively as the context requires, and “Loan” means any of such Loans.

“Loan Documents” means, collectively, this Agreement, the Note, the Guaranty Agreement, the Joinder to Guaranty, the Applications, the Letters of Credit, and each other document, instrument, certificate and agreement executed and delivered by any Borrower, any Subsidiary, any Guarantor or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

“Loan Party” means each Borrower and each Guarantor.

“London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

“Management Report” means that certain memorandum entitled “Material Weaknesses in Internal Control” furnished to the Borrowers by their auditors, or any similar successor report, in its entirety, as required to be delivered in accordance with Generally Accepted Auditing Standards.

“Material Adverse Effect” means, with respect to the Borrowers and their Subsidiaries taken as a whole, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of the Borrowers and their Subsidiaries or the ability of the Borrowers and their Subsidiaries to perform their obligations under the Loan Documents or Material Contracts, in each case to which they are a party.

“Material Acquisition” means any acquisition of assets comprising all or substantially all of an operating unit of a business or substantially all of the equity interests of a Person that involves payment of aggregate consideration (including, without limitation, earn outs, bonuses, non-compete and similar payments, and transition and consulting arrangements) in excess of Twenty Million Dollars ($20,000,000) (whether paid or payable in cash or other property (including equity interests)).

“Material Contract” means (a) any written contract or other agreement of any Borrower or any Subsidiary involving monetary liability of or to any such Person in an amount in excess of $20,000,000 per annum, or (b) any other written contract or agreement of any Borrower or any Subsidiary the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided, however, that operating leases in the aggregate, in and of themselves, shall not be deemed a Material Contract; provided, further, however, that any single operating lease may constitute a Material Contract in accordance with the foregoing definition of Material Contract.

“Material Disposition” means any disposition of assets comprising all or substantially all of the equity interests of a Person that involves payment of aggregate consideration (including, without limitation, earn outs, bonuses, non-compete and similar payments, and transition and consulting arrangements) in excess of Twenty Million Dollars ($20,000,000) (whether paid or payable in cash or other property (including equity interests)).

“MLA Cost” shall mean, with respect to any Alternate Currency Loan made by any Lender, the cost imputed to such Lender of compliance with the Mandatory Liquid Assets requirements of the Bank of England during the Interest Period applicable to such Alternate Currency Loan, expressed as a rate per annum and determined in accordance with Exhibit H hereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is subject to the provisions of ERISA to which any Borrower, any Subsidiary or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

“national currency unit” means the unit of currency (other than a euro unit) of a Participating Member State.

“Non-U.S. Borrowers” means, collectively, all Borrowers formed under a jurisdiction outside of the United States, including, without limitation, URBN UK Limited (f/k/a Urban Outfitters UK Limited), a corporation formed under the laws of England and Wales, and HK Sourcing Limited, a limited liability company incorporated in Hong Kong, and “Non-U.S. Borrower” means any of such Non-U.S. Borrowers.

“Non-U.S. Sublimit” means, (a) Twenty Million Dollars ($20,000,000) with respect to, without duplication, the aggregate outstanding principal amount at any time of: (i) Loans borrowed by or on behalf of any Non-U.S. Borrower or Subsidiary thereof; (ii) intercompany loans to any Non-U.S. Borrower or Subsidiary (other than the Restricted Subsidiaries) thereof permitted under Section 10.4(d) hereof; and (iii) L/C Obligations for Letters of Credit issued for the account of any Non-U.S. Borrower or Subsidiary thereof, excluding documentary Letters of Credit issued for the account of HK Sourcing Limited, and (b) Fifty Million Dollars ($50,000,000) with respect to L/C Obligations for documentary Letters of Credit issued for the account of HK Sourcing Limited.

“Non-U.S. Subsidiary” means a Subsidiary formed in a jurisdiction located outside of the United States.

“Note(s)” means the collective reference to the Notes executed by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Commitments, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.2(c) hereof.

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.2 hereof.

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 4.2 hereof.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including without limitation interest accruing after the filing of any bankruptcy or similar petition) the Loans; (b) the L/C Obligations; (c) all payment and other obligations owing by the Borrowers and Guarantors to any Lender or the Administrative Agent under any Cash Management Agreement or any Hedging Agreement with any Lender; and (d) all other fees and commissions (including without limitation attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers and Guarantors to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, the Note, any Letter of Credit or any of the other Loan Documents, or any Cash Management Agreement or Hedging Agreement with any Lender or the Administrative Agent. Notwithstanding the foregoing, “Obligations” of any Credit Party shall not include any Excluded Swap Obligation of such Credit Party.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 7.2 hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6(d)).

“Participants” shall have the meaning assigned thereto in Section 13.10 hereof.

“Participating Member State” means each state so described in any legislation enacted by the European Union.

“Participations” shall have the meaning assigned thereto in Section 13.10 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of any Borrower, Subsidiary or ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Borrower, Subsidiary or current or former ERISA Affiliate.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Financial Center” means, in the case of any Alternate Currency, the principal financial center with such Alternate Currency is cleared and settled, as determined by the Administrative Agent.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.8 hereof for amounts drawn under Letters of Credit.

“Remaining Lenders” means the Lenders other than the Lender(s) which the Borrowers have requested to be terminated, replaced or added under this Agreement; provided, however, that such Remaining Lenders hold in the aggregate at least sixty percent (60%) of the Aggregate Commitment immediately prior to such termination, replacement or addition.

“Rents” means all cash payments made to a landlord in connection with a lease of real property, including without limitation payments for rent, utilities and taxes, property insurance, and common area maintenance charges.

“Required Lenders” means: (i) if there are less than three Lenders, all Lenders, or (ii) if there are three or more Lenders, at any date, any combination of holders of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66 2/3%).

“Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of each Borrower or Guarantor or any other officer of such Borrower or Guarantor reasonably acceptable to the Administrative Agent.

“Restricted Subsidiary” means, collectively, URBN Canada Retail, Inc., Urban Outfitters UK Limited, Anthropologie UK Limited and such other Subsidiaries as to which Urban and the Administrative Agent may from time to time agree.

“Rolling Period” means, as of any date, the most recent four (4) consecutive fiscal quarters of Urban and its Consolidated Subsidiaries completed on or before such date.

“Solvent” means, as to any Borrower or Guarantor on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including without limitation contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Debt” means the collective reference to Debt on Schedule 6.1(t) hereto designated as Subordinated Debt and any other Debt of any Borrower or Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of any Borrower.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means Urban and its Consolidated Subsidiaries’ net worth, as defined in accordance with GAAP, minus Intangible Assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of the dates referred to in Section 2.6 hereof.

“Termination Date Extension Request” means a request by Urban to the Administrative Agent, substantially in the form of Exhibit F hereto, which shall be submitted no earlier than one hundred fifty (150) days and no later than forty-five days (45) days prior to the Termination Date referred to in subsection (a) of Section 2.6 hereof.

“Termination Event” means one or more of any of the following: (a) a “Reportable Event” described in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the partial or complete withdrawal of any Borrower, Subsidiary or ERISA Affiliate from a Multiemployer Plan; (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 303 of ERISA; (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Trading With the Enemy Act” has the meaning assigned thereto in Section 6.1(z) hereto.

“Uniform Customs” means in the case of (a) standby Letters of Credit, the International Standby Practices – ISP98 (1998), International Chamber of Commerce Publication No. 590, as the same may be amended or revised from time to time, and (b) documentary Letters of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600, as the same may be amended or revised from time to time.

“UCC” means the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania, as amended, restated or otherwise modified.

“United States” means the United States of America.

“U.S. Borrowers” means collectively all Borrowers formed under the laws of a jurisdiction within the United States, and “U.S. Borrower” means any of such U.S. Borrowers.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.9(g)(ii).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by a Borrower and/or one or more of a Borrower’s Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Philadelphia time” shall refer to the applicable time of day in Philadelphia, Pennsylvania.

Section 1.3 Other Definitions and Provisions.

(a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b) Miscellaneous. The words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

CREDIT FACILITY

Section 2.1 Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrowers from time to time from the Closing Date through the Termination Date as requested by the Borrowers in accordance with the terms hereof; provided, that

(a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all L/C Obligations,

(b) the principal amount of outstanding Loans from any Lender to the Borrowers shall not at any time exceed such Lender’s Commitment as set forth on Schedule 2 hereto less such Lender’s Commitment Percentage of outstanding L/C Obligations,

(c) the aggregate principal amount of all outstanding Loans to Non-U.S. Borrowers (after giving effect to any amount requested) shall not at any time exceed the Non-U.S. Sublimit less the sum of: (i) the aggregate principal amount of all outstanding intercompany loans (without duplication) to (x) any Non-U.S. Borrower or (y) any Non-U.S. Subsidiary permitted under Section 10.4(d) hereof and (ii) all L/C Obligations for Letters of Credit issued for the account of any Non-U.S. Borrower,

(d) Lenders may make Alternate Currency Loans only to Non-U.S. Borrowers;

(e) the Dollar Equivalent of the Alternate Currency Exposure shall not at any time exceed the Alternate Currency Sublimit;

(f) Non-U.S. Borrowers may borrow only Alternate Currency Loans; and

(g) Restricted Subsidiaries shall not receive, in whole or in part, directly or indirectly (including, without limitation, through intercompany loans), in any form (whether currency, property, credits, or otherwise), the proceeds of any Loans.

Each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans hereunder until the Termination Date.

Section 2.2 Procedure for Advances of Loans.

(a) Requests for Borrowing. The Borrowers shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m.(Philadelphia time) (i) on the same Business Day as each Base Rate Loan or Daily One Month LIBOR Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan, and (iii) at least three (3) London Business Days before each Alternate Currency Loan, of its intention to borrow, specifying: (A) the date of such borrowing, which shall be a Business Day (and a London Business Day with respect to an Alternate Currency Loan); (B) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment then available to the Borrowers, or, if less, (w) with respect to Base Rate Loans, in an aggregate principal amount of $250,000 and increments of $250,000 in excess thereof, (x) with respect to Daily One Month LIBOR Loans, in an aggregate principal amount of $500,000 and increments of $250,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 and increments of $500,000 in excess thereof and (z) with respect to Eurocurrency Loans, the Dollar Equivalent of $100,000 and increments of $100,000 in excess thereof; (C) whether such Loans are to be Base Rate Loans, Daily One Month LIBOR Loans, LIBOR Rate Loans or Eurocurrency Loans, if a combination thereof, the amount allocated to each; and (D) in the case of a LIBOR Rate Loan or a Eurocurrency Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m.(Philadelphia time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Authority of Urban. Each Borrower hereby irrevocably authorizes and requests that Urban execute all Notices of Borrowing, make all elections as to interest rates and take any other actions required of or permitted by the Borrowers under this Agreement, on its respective behalf, in each case, with the same force and effect as if such Borrower had executed such Notice of Borrowing, made such election or taken such other action itself. Any request, application, or other communication by Urban may be relied on by the Administrative Agent and the Lenders, and any communication by the Administrative Agent and the Lenders shall be made to Urban, and shall be binding on each Borrower, jointly and severally, as fully as if such request, application or other communication were made directly by or to each such Borrower.

(c) Disbursement of Loans. Not later than 2:00 p.m.(Philadelphia time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrowers, at the office of the Administrative Agent, in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrowers identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrowers to the Administrative Agent or as may be otherwise agreed upon by the Borrowers and the Administrative Agent from time to time. Subject to Section 4.12 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

Section 2.3 Repayment of Loans.

(a) Repayment of Loans. The Borrowers shall repay the outstanding principal amount of all Loans in full on the Termination Date, together with all accrued but unpaid interest thereon and fees, costs and expenses.

(b) Mandatory Repayments. (i) If at any time the outstanding principal amount of all Loans exceeds the Aggregate Commitment less the sum of all L/C Obligations, the Borrowers shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, the Loans, and shall furnish cash collateral reasonably satisfactory to the Administrative Agent and/or repay the L/C Obligations, in an amount equal to such excess with each such repayment applied first to the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.8 hereof, second to the principal amount of outstanding Loans, and third to the cash collateral account described in, and to be applied in accordance with the terms of, Section 11.2(b) hereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.7 hereof, and (ii) if at any time the Dollar Equivalent of all Alternate Currency Exposure exceeds the Alternate Currency Sublimit, then the Borrowers shall make a prepayment of Alternate Currency Loans and/or furnish cash collateral reasonably satisfactory to Administrative Agent or repay the L/C Obligations for the Alternate Currency Letters of Credit in the amount of such excess.

(c) Optional Repayments; Limitation on Prepayment of LIBOR Rate Loans and Eurocurrency Loans. The Borrowers: (i) may at any time and from time to time repay all or any portion of the outstanding principal balance of any Base Rate Loan or Daily One Month LIBOR Loan without premium or penalty, provided that any such repayment shall include all accrued interest on the amount repaid; and (ii) may not repay any LIBOR Rate Loan or Eurocurrency Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by all accrued interest on the amount repaid and by any amount required to be paid pursuant to Section 4.7 hereof

(d) Survival of Hedging Agreements. Any prepayment shall not affect Borrower’s obligation to continue making payments under any Hedging Agreement (including any swap agreement, as defined in 11 U.S.C. §101) executed by any Borrower after the date hereof (it being acknowledged that no Hedging Agreement is outstanding as of the date hereof), which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.

Section 2.4 Notes. The Loans and the obligation of the Borrowers to repay such Loans shall be evidenced by a Note executed by the Borrowers payable to the order of each Lender representing the Borrowers’ obligation to pay such Lender’s Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrowers hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1 hereof.

Section 2.5 Change in Commitment.

(a) Reductions. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $10,000,000 or any whole multiple of $5,000,000 in excess thereof. Each permanent reduction permitted pursuant to this Section 2.5(a) shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit after such reduction to the Aggregate Commitment as so reduced and if the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding and unexpired Letters of Credit, the Borrowers shall be required to deposit collateral, of the type and in the amounts required by Section 3.4 hereof, in a cash collateral account opened by the Administrative Agent. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations thereunder (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Aggregate Commitment. Such cash collateral shall be applied in accordance with Section 11.2(b) hereof. If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.7 hereof.

(b) Increases. So long as no Default or Event of Default has occurred and is continuing hereunder, the Borrowers shall have the right at any time and from time to time, upon at least thirty (30) days prior written notice to the Administrative Agent, to increase the Aggregate Commitment, in no more than three tranches by an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000.00); provided, however, that any such increase shall be in an amount of not less than Ten Million Dollars ($10,000,000). Each such increase permitted pursuant to this Section 2.5(b) shall be conditioned upon Borrowers’ compliance, as of the effective date of any such increase, with the requirements of Section 5.2(b),(c),(d),(e) and (f) hereto, as required by the Administrative Agent, which requirements may include without limitation, the execution and delivery of an amendment agreement in form and substance satisfactory to the Required Lenders, the delivery of replacement or additional promissory notes, confirmations of Guaranty Agreements, opinions of counsel and lien searches.

Section 2.6 Termination of the Aggregate Commitment. The Aggregate Commitment shall terminate on the earliest of: (a) March 26, 2019; (b) the date of termination by the Borrowers pursuant to Section 2.5(a) hereof; and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a) hereof; provided, however, that Urban may submit to the Administrative Agent a Termination Date Extension Request (which shall be submitted without limitation with the annual business plan and financial projections required to be delivered under Section 7.1(c) hereof), pursuant to which each Lender, at its sole discretion, may agree to extend the Termination Date of its respective Commitment set forth in subsection (a) of this Section 2.6 by an additional three hundred sixty-four (364) day term.

Section 2.7 Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit: (a) to fund working capital (including expenditures for Capital Assets); (b) to support the issuance of Letters of Credit for the account of any Borrower (including for the benefit of a Guarantor); and (c) for the general corporate requirements of the Borrowers (including without limitation the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby).

Section 2.8 Joint and Several Obligations. The obligations of the Borrowers hereunder are and shall be joint and several, except that it is the intent and agreement of Borrowers and Lenders that Non-U.S. Borrowers shall not be liable hereunder, except with respect to Loans made to Non-U.S. Borrowers (other than Non-U.S. Borrowers that are pass-through entities, for federal income tax purposes, owned by a U.S. Borrower) and L/C Obligations for Letters of Credit issued for the account of Non-U.S. Borrowers (other than Non-U.S. Borrowers that are pass-through entities, for U.S. federal income tax purposes, owned by a U.S. Borrower).

Section 2.9 Dollar Equivalent. All limitations relating to the amount of Alternate Currency Advances and Alternate Currency Letters of Credit shall be calculated from time to time based on the Dollar Equivalent thereof as of the most recent FX Calculation Date.

ARTICLE III

LETTERS OF CREDIT

Section 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender: (i) agrees to issue standby and documentary letters of credit for the account of any Borrower or Guarantor and (ii) agrees to issue Alternate Currency Letters of Credit for the account of any Non-U.S. Borrower (collectively, “Letters of Credit”), on any Business Day from the Closing Date through but not including the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if:

(a) there exists a Default or an Event of Default, or the issuance of such Letter of Credit would give rise to a Default or an Event of Default;

(b) after giving effect to such issuance:

(i) the L/C Obligations would exceed the L/C Commitment,

(ii) the Aggregate Commitment minus the Extensions of Credit would be less than zero,

(iii) any Lender’s Commitment minus such Lender’s Extensions of Credit would be less than zero,

(iv) (A) the L/C Obligations for all Letters of Credit issued for the account of any Non-U.S. Borrower plus (B) the aggregate principal amount of all Loans outstanding to any Non-U.S. Borrower plus (C) the aggregate principal amount of all outstanding intercompany loans to Non-U.S. Borrowers permitted under Section 10.4(d) hereof, would exceed the Non U.S. Sublimit, or

(v) at the time of issuance of any Alternate Currency Letter of Credit, the amount available to be drawn under such Alternate Currency Letter of Credit and all other Alternate Currency Letters of Credit then outstanding hereunder plus any unreimbursed draws under Alternate Currency Letters of Credit, together with the outstanding principal amount of all Alternate Currency Loans, shall not exceed the Alternate Currency Sublimit.

(c) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.

References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

Section 3.2 Terms of Letters of Credit. Subject without limitation to Section 3.1 hereof, each Letter of Credit shall:

(a) be denominated in Dollars in a minimum amount of $1,500, or be denominated in an Alternate Currency in a minimum amount of a Dollar Equivalent of $1,500;

(b) be issued to support obligations of a Borrower or a Subsidiary, contingent or otherwise, incurred in the ordinary course of business;

(c) expire on a date which shall be no later than the earlier of:

(i) in the case of standby Letters of Credit one (1) year from the date of issuance and subject to Section 3.4, the Termination Date; or

(ii) in the case of documentary Letters of Credit, one hundred eighty (180) days from the date of issuance, and subject to Section 3.4, the Termination Date.

(d) be subject to the Uniform Customs and, to the extent not inconsistent therewith the laws of the Commonwealth of Pennsylvania.

Section 3.3 Existing Letters of Credit issued by Wells Fargo. Each of the Existing Letters of Credit is hereby deemed issued and outstanding under the terms of this Agreement.

Section 3.4 Cash Collateral for Letters of Credit.

(a) Notwithstanding the provisions of Section 3.2 hereof requiring that the final expiry of each Letter of Credit be on or before the Termination Date, the Issuing Lender may issue, upon the Borrowers’ request if required by a proposed beneficiary, a Letter of Credit which by its terms may be extended beyond the Termination Date. With respect to any such Letter of Credit issued hereunder, the Borrowers hereby agree that they will deliver on or before the Termination Date collateral, of the type and in the amounts required by subparagraph (b) below and subject to subparagraph (c) below, in an amount equal to one hundred five percent (105%) of the outstanding undrawn amount of each such Letter of Credit.

(b) On the Termination Date, upon a reduction of the Aggregate Commitment in the manner set forth in Section 2.5 hereof or upon the occurrence of and during the continuance of an Event of Default, the Issuing Lender may require (and in the case of an Event of Default occurring under Section 11.1(j) or Section 11.1(k) it shall be required automatically) that the Borrowers deliver to the Issuing Lender cash or U.S. Treasury Bills with maturities of not more than ninety (90) days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred five percent (105%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit.

(c) Any cash collateral deposited under subparagraph (b) above, and all interest earned thereon, shall be held by the Issuing Lender and invested and reinvested at the expense and the written direction of Borrowers, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

Section 3.5 Procedure for Issuance of Letters of Credit. The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit, or request that a Letter of Credit be amended or extended, by delivering to the Issuing Lender at the Administrative Agent’s office, an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any standby Letter of Credit earlier than three (3) Business Days, or any documentary Letter of Credit earlier than one (1) Business Day, after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers. The Issuing Lender shall promptly furnish to the Borrowers a copy of such Letter of Credit.

Section 3.6 Commissions and Other Charges.

(a) The Borrowers shall pay to the Administrative Agent for the account of the Issuing Lender and the L/C Participants on a pro rata basis (i) fees with respect to documentary Letters of Credit as set forth in the Fee Letter, and (ii) a letter of credit fee with respect to each standby Letter of Credit in an amount equal to the Applicable Margin for a LIBOR Rate Loan or Eurocurrency Loan, as the case may be, as of the date of the calculation of the fee on a per annum basis multiplied by the face amount of each standby Letter of Credit as then in effect. Each such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date.

(b) In connection with the issuance, transfer, extension, modification or other administration of any Letter of Credit, the Borrowers shall pay to the Issuing Lender upon request all customary costs and expenses of the Issuing Lender therefor.

(c) All fees, commissions, costs, expenses or other charges paid to an Issuing Lender by Borrowers under this Section 3.6 shall be non-refundable.

Section 3.7 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.7(a) hereof in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.7(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.7(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m.(Philadelphia time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m.(Philadelphia time) on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.7, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Section 3.8 Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid or presented purporting to be drawn and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in Dollars, (except for payments in connection with Alternate Currency Letters of Credit which shall be repaid in the currency in which such draft was paid) and in immediately available funds. If the Borrowers fail to timely reimburse the Issuing Lender on the date the Borrowers receive the notice referred to in this Section 3.8, the Borrowers shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, regardless of whether or not the conditions precedent specified in Article V have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses; provided, however, that absent an Event of Default, the Borrowers may elect to convert amounts remaining unpaid by the Borrowers (i) under any Letter of Credit denominated in Dollars to Base Rate Loans, Daily One Month LIBOR Loans, or LIBOR Rate Loans, and (ii) any Letter of Credit denominated in any Alternate Currency to Eurocurrency Loans or Daily One Month LIBOR Loans, subject to Section 4.2 hereof.

Section 3.9 Obligations Absolute. The Borrowers’ obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.8 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. The Borrowers assume all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to the use of the Letter of Credit or with respect to the beneficiary’s obligations to any Borrower. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers. The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each determination of whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing, and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with their terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in compliance with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, in accordance with the Uniform Customs, the Issuing Lender may accept facially conforming documents.

Section 3.10 General Terms of Documentary Letters of Credit.

(a) To the extent any failure to comply with the provisions of this Section 3.10 would, either individually or in the aggregate, result in a Material Adverse Effect, the Borrowers agree to procure or to cause the beneficiaries of each documentary Letter of Credit to procure promptly any necessary import and export or other licenses for the import or export or shipping of any goods referred to in or pursuant to a Letter of Credit and to comply and to use its commercially reasonable efforts to cause the beneficiaries to comply with all foreign and domestic governmental regulations with respect to the shipment and warehousing of such goods or otherwise relating to or affecting such Letter of Credit, including without limitation governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as the Issuing Lender may at any time reasonably require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be customary in the industry and to cause the Issuing Lender’s interest to be endorsed on such insurance and to furnish the Issuing Lender at its request with reasonable evidence thereof. Should such insurance (or lack thereof) upon said goods for any reason not be reasonably satisfactory to the Issuing Lender, the Issuing Lender may (but is not obligated to) obtain, after notice, at the Borrowers’ expense, insurance satisfactory to the Issuing Lender.

(b) In connection with each documentary Letter of Credit, neither the Issuing Lender nor any correspondent shall be responsible for: (i) the existence, character, quality, quantity, condition, packing, value or delivery of the property purporting to be represented by documents; (ii) any difference in character, quality, condition or value of the property from that expressed in documents; (iii) the time, place, manner or order in which shipment of the property is made; (iv) partial or incomplete shipment referred to in such Letter of Credit; (v) the character, adequacy or responsibility of any insurer, or any other risk connected with insurance other than insurance procured by the Issuing Lender; (vi) any deviation from instructions, delay, default or fraud by the beneficiary or anyone else in connection with the property or the shipping thereof; (vii) the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property; (viii) delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (ix) delay in giving or failure to give notice of arrival or any other notice; (x) any breach of contract between the Letter of Credit beneficiaries and any Borrower; (xi) any laws, customs, and regulations which may be effective in any jurisdiction where any negotiation and/or payment of such Letter of Credit occurs; (xii) failure of documents (other than documents required by the terms of the Letter of Credit) to accompany any draft at negotiation; or (xiii) failure of any entity to note the amount of any document or draft on the reverse of such Letter of Credit or to surrender or to take up such Letter of Credit or to forward documents other than documents required by the terms of the Letter of Credit. In connection with each Letter of Credit, the Issuing Lender shall not be responsible for any error, neglect or default of any of its correspondents. None of the above shall affect, impair or prevent the vesting of any of the Issuing Lender’s rights or powers hereunder. If a Letter of Credit provides that payment is to be made by the Issuing Lender’s correspondent, neither the Issuing Lender nor such correspondent shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into the Issuing Lender’s hands, or for any delay in connection therewith, and the Borrowers’ obligation to make reimbursements shall not be affected by such failure or delay in the receipt of any such documents.

(c) To the extent not inconsistent with this Agreement, the Uniform Customs are hereby made a part of this Agreement with respect to obligations in connection with each documentary Letter of Credit.

Section 3.11 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, or with Article XI hereof, the provisions of this Article III or Article XI hereof, as applicable, shall apply. Article XI alone shall govern with respect to Default and Events of Default in connection with any Letter of Credit.

ARTICLE IV

GENERAL LOAN PROVISIONS

Section 4.1 Interest.

(a) Interest Rate Options.

(i) Loans. Subject to the provisions of this Section 4.1, at the election of the Borrowers, the aggregate principal balance of the Loans or any portion thereof shall bear interest at:

(A) the Base Rate on a per annum basis;

(B) the Daily One Month LIBOR plus the Applicable Margin on a per annum basis; or

(C) the LIBOR Rate plus the Applicable Margin on a per annum basis.

The Borrowers shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 hereof or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2 hereof. Each Loan or portion thereof bearing interest based on: (x) the Base Rate shall be a “Base Rate Loan;” (y) the Daily One Month LIBOR shall be a “Daily One Month LIBOR Loan;” and (z) LIBOR Rate shall be a “LIBOR Rate Loan.” Any Loan or any portion thereof as to which the Borrowers have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(ii) Alternate Currency Loans. Any Alternate Currency Loan shall bear interest at the applicable Eurocurrency Rate plus the Applicable Margin on a per annum basis. Each Alternate Currency Loan bearing interest based on the Eurocurrency Rate shall be a “Eurocurrency Loan.”

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrowers, by giving notice at the times described in Section 4.1(a) hereof, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan or Alternate Currency Loan, which Interest Period shall be a period of one (1), two (2) or three (3) months with respect to each LIBOR Rate Loan or Eurocurrency Loan; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan or Eurocurrency Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan or Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan or Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Termination Date; and

(v) there shall be no more than six (6) Interest Periods outstanding at any time.

(c) Default Rate. Subject to Section 11.3 hereof, at the discretion of the Administrative Agent and the Required Lenders, upon the occurrence and during the continuance of an Event of Default: (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Eurocurrency Loans or Daily One Month LIBOR Loans; (ii) all amounts due and payable with respect to LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans; (iii) Daily One Month LIBOR Loans shall convert to Base Rate Loans; and (iv) all amounts due and payable with respect to Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes at the rates set forth above after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, as well as before and after any judgment.

(d) Interest Payment and Computation. Interest on each Base Rate Loan and each Daily One Month LIBOR Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2014, or earlier, if such Base Rate Loan or Daily One Month LIBOR Loan is repaid by the Borrower prior to the end of any calendar quarter, on the date of such repayment; and interest on each LIBOR Rate Loans or Eurocurrency Loan shall be payable on the last day of each Interest Period applicable thereto. Interest on LIBOR Rate Loans, Eurocurrency Loans, Daily One Month LIBOR Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law, and the Lenders shall at the Administrative Agent’s option: (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate; or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

Section 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrowers shall have the option to: (a) convert at any time, but not earlier than the third Business Day after the Closing Date, all or any portion of its outstanding Base Rate Loans or Daily One Month LIBOR Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans; and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $250,000 or a whole multiple of $250,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $250,000 in excess thereof into Daily One Month LIBOR Loans, or (iii) continue such LIBOR Rate Loans as LIBOR Rate Loans and Eurocurrency Loans as Eurocurrency Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, the Borrowers shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m.(Philadelphia time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying: (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor; (B) the effective date of such conversion or continuation (which shall be a Business Day); (C) the principal amount of such Loans to be converted or continued; and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

Section 4.3 Fees.

(a) Administration Fee. On the Closing Date, the Borrowers shall pay the Administrative Agent an administration fee (the “Administration Fee”) set forth in the Fee Letter.

Section 4.4 Manner of Payment. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including without limitation the Reimbursement Obligation) payable to the Lenders under this Agreement or the Notes shall be made not later than 1:00 p.m.(Philadelphia time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars (except with respect to Alternate Currency Loans, as to which payments will be made in the currency in which such Alternate Currency Loan was made) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m.(Philadelphia time) on such day shall be deemed a payment on such date for the purposes of Section 11.1 hereof, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m.(Philadelphia time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent, and any amount payable to any Lender under Section 4.6, Section 4.7, Section 4.8, Section 4.9 or Section 13.2 hereof shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) hereof, if any payment under this Agreement or the Notes shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing any interest if payable along with such payment.

Section 4.5 Credit of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2 hereof, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all Administrative Agent’s and Issuing Lender’s fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes, the Reimbursement Obligations and any termination payments due in respect of any Hedging Agreement with any Lender (pro rata in accordance with all such amounts due), then to the principal amount of the Notes and Reimbursement Obligations (pro rata in accordance with all such amounts due) and then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

Section 4.6 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate and Eurocurrency Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans, Eurocurrency Loans or Daily One Month LIBOR Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan, Eurocurrency Loan or a Daily One Month LIBOR Loan shall be suspended, and the Borrowers shall: (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Eurocurrency Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or Eurocurrency Loan; (ii) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Daily One Month LIBOR Loan together with accrued interest thereon; or (iii) convert to a Base Rate Loan the then outstanding principal amount of each such Daily One Month LIBOR Loan and, as of the last day of each applicable Interest Period, the then outstanding principal amount of each such LIBOR Rate Loan or Eurocurrency Loan.

(b) Laws Affecting LIBOR Rate, Eurocurrency Rate and Daily One Month LIBOR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, Eurocurrency Loan or Daily One Month LIBOR Loan, such Lender shall promptly give notice thereof to the Administrative Agent, and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, Eurocurrency Loans, or Daily One Month LIBOR Loans and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan, Eurocurrency Loan or Daily One Month LIBOR Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a Daily One Month LIBOR Loan, LIBOR Rate Loan or Eurocurrency Loan to the end of the then current Interest Period applicable thereto, the applicable Daily One Month LIBOR Loan shall immediately be converted to a Base Rate Loan or the applicable LIBOR Rate Loan or Eurocurrency Loan shall immediately be converted to a Base Rate Loan for the remainder of the Interest Period applicable thereto.

(c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to any Note, any Letter of Credit or any Application; or

(ii) shall impose, modify or deem applicable any reserve (including without limitation any imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any of their respective Lending Offices) or shall impose on any Lender (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any Lender of maintaining any LIBOR Rate Loan, Eurocurrency Loan or Daily One Month LIBOR Loan or issuing Letters of Credit or to reduce the yield or amount of any sum received or receivable by any Lender under this Agreement or under the Notes in respect of a LIBOR Rate Loan, Eurocurrency Loan, Daily One Month LIBOR Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. The Lender will promptly notify the Borrowers of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.6(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Borrowers in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans, Eurocurrency Loans or the Daily One Month LIBOR Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers and shall be conclusively presumed to be correct save for manifest error. The Lenders shall determine the applicability of, and the amount due under, this Section 4.6 consistent with the manner in which they apply similar provisions and calculate similar amounts payable to it by other borrowers having in their credit agreements provisions comparable to this Section 4.6.

(d) Replacement of Lenders. Any Lender that: (i) is unable to or is prohibited from making LIBOR Rate Loans, Eurocurrency Loans or Daily One Month LIBOR Loans to the Borrowers as set forth in Section 4.6(a) or Section 4.6(b) above or (ii) incurs increased costs and demands compensation therefor as set forth in Section 4.6(c) above, shall be referred to hereafter as a “Defaulting Lender.” If a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, or to any Governmental Authority for the account of any Lender, such Lender shall be referred to hereafter as an “Indemnified Lender.” If any Lender is a Defaulting Lender or Indemnified Lender, then Borrowers may elect to remove such Lender from this Agreement, and notwithstanding the provisions of Section 13.13 hereof to the contrary, the consent of the Remaining Lenders shall not be required for such removal, and so long as no Default or Event of Default has occurred and is continuing, the consent of solely the Borrowers and the Administrative Agent shall be required for the replacement bank, if any, and the requirement that the Defaulting Lender’s or Indemnified Lender’s Commitment must be replaced, and the requisite documentation to effect such removal and replacement, such consent not to be unreasonably withheld or delayed.

Section 4.7 Indemnity. The Borrowers hereby indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan: (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or Eurocurrency Loan; (b) due to any failure of the Borrowers to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion; or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or Eurocurrency Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded the LIBOR Rate Loans or Eurocurrency Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 4.8 Capital Requirements.

(a) If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall pay within ten (10) Business Days after receipt of such written request to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered. A certificate as to such amounts submitted to the Borrower shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

(b) Failure or delay on the part of any Lender to demand compensation Section 4.8 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.8 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.9 Taxes.

(a) Defined Terms. For purposes of this Section 4.9, the term “Lender” includes the Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free and Clear. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnity by the Loan Parties. Subject to Section 2.8 hereof, the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.10(b)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes pursuant to this Section 4.9, the applicable Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 13.1 hereof, the original or a certified copy of a receipt issued by the applicable Governmental Authority evidencing payment thereof, a copy of the return reporting such payment, or other evidence of payment satisfactory to the Administrative Agent.

(g) Status of Lenders

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.9(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) Any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.9 (including by the payment of additional amounts pursuant to this Section 4.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, each party’s obligations under this Section 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.10 Guaranty. The Obligations of the Borrowers shall be guaranteed by the Guarantors as provided in the Guaranty Agreement.

Section 4.11 Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including without limitation rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

Section 4.12 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(c) hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 4.12 shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrowers. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

Section 4.13 Currencies; Currency Equivalent and Related Provisions.

(a) Redenomination and Alternate Currencies. Each obligation of any party under this Agreement which has been denominated in the fixed national currency unit of a Participating Member State shall be redenominated into the euro in accordance with the legislation of the European Union applicable to such currency, provided, that if and to the extent that any such legislation provides that an amount denominated either in the euro unit or in the national currency unit of a Participating Member State and payable within the Participating Member State by crediting an account of a creditor can be paid by a debtor either in the euro unit or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in such national currency unit.

(b) Loans. Any portion of an Alternate Currency Loan in the currency of a Participating Member State shall be made in the euro unit, provided that any portion of such Alternate Currency Loan may, if so requested by Borrowers, be made in the national currency unit of any Participating Member State so long as such national currency unit continues to be available as legal tender for obligations of the same type or character as the obligations set forth in this Agreement, is freely convertible and is not subject to exchange controls.

(c) Payments by Borrowers. Those Sections of this Agreement providing for payment or repayment in a national currency unit shall be construed so that, in relation to the payment of any amount of euro units or national currency units, such amount shall be made available to the Lenders in immediately available, freely transferable, cleared funds to such account with Lenders (in such principal financial center) as Lenders may from time to time in good faith nominate for this purpose.

(d) Payments by Lenders Generally. With respect to the payment of any amount denominated in the euro unit or in a national currency unit, no Lender shall be liable to the Borrowers in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by a Lender if such Lender has made reasonable effort to effect all relevant steps to achieve, on the date required by the Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in a national currency unit) to the account with such Lender in the principal financial center in the Participating Member State which the Borrowers shall have specified for such purpose. In this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Lender may from time to time reasonably believe to be in effect for the purpose of clearing or settling payment in the euro.

(e) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a Participating State Member, in Administrative Agent’s judgment, shall not be available because interest rate quotes for a national currency unit are no longer provided, or shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided, however, if any or all of an Alternate Currency Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such portion of the Alternate Currency Loan, on the last day of the current Interest Period.

(f) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any applicable legislation, and without prejudice to the respective liabilities for indebtedness of the Borrowers to Lenders and the Lenders to the Borrowers under or pursuant to this Agreement:

(i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by Lenders shall be replaced by a reference to such reasonably comparable amount (or an integral multiple thereof) in the euro unit as Administrative Agent may from time to time specify; and

(ii) except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set off, shall be subject to such reasonable changes of interpretation as Administrative Agent, as applicable, may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the euro in Participating Member States.

(g) Exchange Indemnification and Increased Costs. The Borrowers shall, upon demand from Administrative Agent, pay to Lenders the amount of: (i) any loss or cost or increased cost incurred by any Lender, (ii) any reduction in any amount payable to or in the effective return on its capital to any Lender, (iii) interest or other return, including principal, foregone by any Lender as a result of the introduction of, change over to or operation of the euro in any Participating Member State, or (iv) any currency exchange loss that any Lender sustains as a result of the Borrowers’ election to borrow in national currency units and repay in euro units or to borrow in euro units and repay in national currency units. A certificate of a Lender setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender shall be conclusively presumed to be correct save for manifest error.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

Section 5.1 Closing. The closing shall take place at the offices of Reed Smith LLP at 10:00 a.m. on March 27, 2014, or on such other date and in such other manner as the parties hereto shall mutually agree.

Section 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Administrative Agent and the Lenders to close this Agreement and to make the initial Loan or to issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, the Notes and the Guaranty Agreement shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrowers and Guarantors, as applicable, shall have delivered original counterparts thereof to the Administrative Agent.

(b) Closing Certificates; etc.

(i) Certificate of the Secretary of each Borrower and Guarantor. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Borrower and each Guarantor certifying as to the incumbency and genuineness of the signature of each officer of such Borrower (including without limitation the Non-U.S. Borrowers) or Guarantor executing Loan Documents to which it is a party and certifying (A) that either (1) since the last delivery of such documents to Wells Fargo there have been no changes to the articles, or certificate(s), of incorporation, the bylaws or other similar formation or organizational documents of such Borrower or Guarantor as in effect on the date of such certifications or, for each such Borrower or Guarantor to which (1) does not apply, (2) that attached thereto is a true, correct and complete copy of the articles, or certificate(s), of incorporation, the bylaws or other similar formation or organizational documents and all amendments thereto of such Borrower or Guarantor as in effect on the date of such certifications; and (B) that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors of such Borrower or Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(ii) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing of each Borrower (including without limitation the Non-U.S. Borrowers) and each Guarantor under the laws of its jurisdiction of organization.

(iii) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrowers and the Guarantors addressed to the Administrative Agent and the Lenders with respect to such matters as the Lenders shall request.

(c) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of current hazard, business interruption and liability insurance, and, if requested by the Administrative Agent, evidence of payment of all insurance premiums for the current policy period of each and copies (certified by a Responsible Officer) of insurance policies in form and substance reasonably satisfactory to the Administrative Agent.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Borrowers shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of Urban and its Consolidated Subsidiaries, all in form and substance satisfactory to the Administrative Agent.

(ii) Financial Condition Certificate. The Borrowers shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of Urban, that: (A) each Borrower and each Subsidiary is Solvent; (B) each Borrower’s uncontested payables are current and not past due in excess of sixty (60) days; and (C) attached thereto are the financial projections previously delivered to the Administrative Agent representing the good faith opinions of the Borrowers and senior management thereof as to the projected results contained therein.

(iii) Payments at Closing. The Borrowers shall have paid the fees due to Lenders under Section 4.3 hereof and any other accrued and unpaid fees or commissions due hereunder (including without limitation legal fees and expenses to the Administrative Agent), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including without limitation all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans are to be disbursed.

(ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other instruments and other evidence as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(iii) Due Diligence and Other Documents. The Borrowers shall have delivered to the Administrative Agent such documents, certificates and opinions as the Administrative Agent may reasonably request.

(iv) Tax Forms. Lenders shall have delivered to Administrative Agent any U.S. Internal Revenue Service tax forms required under Section 4.9 hereof.

Section 5.3 Conditions to All Extensions of Credit. The obligation of the Administrative Agent and the Lenders to make any Extension of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI hereof shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issue date with respect to such Letter of Credit or after giving effect to such Letters of Credit on such date.

(c) Officer’s Compliance Certificate; Additional Documents. The Administrative Agent shall have received the current Officer’s Compliance Certificate and each additional document, instrument, legal opinion or other item of information, as reasonably requested by the Administrative Agent.

(d) Conditions. Each borrowing by the Borrowers or request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrowers as of the date of such Loan or issuance of such Letter of Credit that the conditions of this Section 5.3 hereof have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

Section 6.1 Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a) Organization; Power; Qualification. Each Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to obtain such qualification or authorization would not have a Material Adverse Effect. The jurisdictions in which each Borrower and each Guarantor are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a) hereto.

(b) Ownership. Each Subsidiary of any Borrower and each of their respective Subsidiaries, as of the Closing Date, as depicted on the organizational chart attached hereto as Schedule 6.1(b). As of the Closing Date and unless otherwise noted on Schedule 6.1(b), each “parent” entity depicted on Schedule 6.1(b) hereto owns one hundred percent (100%) of the outstanding equity of any entity shown to be a subsidiary. All of the outstanding shares representing the equity ownership of the parent entities have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of any Borrower.

(c) Authorization of Agreement, Loan Documents and Borrowing. Each Borrower, each Subsidiary and each Guarantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Borrower, each Subsidiary and each Guarantor party thereto, and each such document constitutes the legal, valid and binding obligation of each Borrower, each Subsidiary and each Guarantor party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Borrower, each Subsidiary and each Guarantor of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Borrower, any Subsidiary or any Guarantor, (ii) conflict with, result in a breach of or constitute a default under the articles or certificate of incorporation, bylaws or other organizational documents of any Borrower, any Subsidiary or any Guarantor or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens (if any) arising under the Loan Documents.

(e) Compliance with Law; Governmental Approvals. Each Borrower, each Subsidiary and each Guarantor: (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to obtain any such Governmental Approvals or the existence of any potential appeals or threatened attacks in connection therewith would not, singly or in the aggregate, have a Material Adverse Effect, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except for such failures to comply that would not, singly or in the aggregate, have a Material Adverse Effect.

(f) Tax Returns and Payments. Each Borrower, each Subsidiary and each Guarantor has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. No Governmental Authority has asserted any Lien or other claim against any Borrower, any Subsidiary or any Guarantor with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of each Borrower, each Subsidiary and each Guarantor in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of each Borrower, each Subsidiary and each Guarantor are in the judgment of the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years.

(g) Intellectual Property Matters. Each Borrower, each Subsidiary and each Guarantor owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Borrower nor any Subsidiary is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except to the extent any such event or liability, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) Environmental Matters.

(i) To the knowledge of each Borrower, each Subsidiary and each Guarantor, the properties owned, leased or operated by each Borrower, each Subsidiary and each Guarantor do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to Borrower liability under applicable Environmental Laws which, either singly or in the aggregate, could reasonably be expected to cause a Material Adverse Effect;

(ii) Each Borrower, each Subsidiary, each Guarantor and their properties and all operations conducted in connection therewith are in compliance, and have been in compliance (other than such instances which have been cured), with all applicable Environmental Laws, except to the extent any instances of noncompliance, either singly or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect;

(iii) No Borrower, Subsidiary or Guarantor has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Borrower, any Subsidiary or any Guarantor have knowledge or reason to believe that any such notice will be received or is being threatened, except to the extent any such notices, either singly or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect;

(iv) To the knowledge of each Borrower, Subsidiary or Guarantor, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Borrower, any Subsidiary or any Guarantor in violation of, or in a manner or to a location which could give rise to liability under Environmental Laws which, either singly or in the aggregate, could reasonably be expected to cause a Material Adverse Effect, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws which, either singly or in the aggregate, could reasonably be expected to cause a Material Adverse Effect;

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Borrower, any Subsidiary or any Guarantor, threatened, under any Environmental Law to which any Borrower, any Subsidiary or any Guarantor is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower, any Subsidiary, any Guarantor or such properties owned (or, to the knowledge of any Borrower, Subsidiary or Guarantor, leased) by any Borrower, Subsidiary or Guarantor, or operations conducted by any Borrower, Subsidiary or Guarantor, except to the extent any such proceedings, actions, decrees, orders or requirements, either singly or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect; and

(vi) To the knowledge of each Borrower, each Subsidiary and each Guarantor, there has been no release or threat of release of Hazardous Materials at or from properties owned, leased or operated by any Borrower, any Subsidiary or any Guarantor, now or in the past, in violation of or in amounts or in a manner that could give rise to liability to any Borrower, any Subsidiary, any Guarantor or to any assignee thereof under Environmental Laws which, either singly or in the aggregate, could reasonably be expected to cause a Material Adverse Effect.

(i) ERISA.

(i) As of the Closing Date, no Borrower, Subsidiary, Guarantor or ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans or Multiemployer Plans other than those identified on Schedule 6.1(i) hereto;

(ii) Each Borrower, Subsidiary, Guarantor and ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans and all Multiemployer Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is (i) an individually designed plan, or (ii) a Multiemployer Plan and is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. Each Employee Benefit Plan that is a pre-approved plan and is intended to be qualified under Section 401(a) of the Code is the subject of a favorable advisory or opinion letter. No liability has been incurred by any Borrower, any Subsidiary, any Guarantor or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii) No Pension Plan has been terminated, nor has a Pension Plan failed to meet the “minimum funding standard” (as described in Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Borrower, any Subsidiary, any Guarantor or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 430 of the Code or Section 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan, nor does any Borrower, Subsidiary, Guarantor or ERISA Affiliate maintain or contribute to a multiemployer plan (as defined in Section 3(37) of ERISA), nor has any Borrower, Subsidiary, Guarantor or ERISA Affiliate ever contributed to or had any other liability with respect to, a multiemployer plan;

(iv) No Borrower, Subsidiary, Guarantor or ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required installment or other required payment under Section 430 of the Code;

(v) No Termination Event has occurred or, to the best knowledge of each Borrower, each Subsidiary, each Guarantor, and each ERISA Affiliate after due inquiry, is reasonably expected to occur; and

(vi) No proceeding, claim (other than routine claims for benefits), lawsuit and/or investigation is existing or, to the best knowledge of each Borrower, each Subsidiary and each Guarantor after due inquiry, threatened, concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Borrower, any Subsidiary, any Guarantor or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j) Margin Stock. No Borrower, Subsidiary or Guarantor is engaged principally or as one of its activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k) Government Regulation. No Borrower, Subsidiary or Guarantor is an investment company or a company controlled by an investment company (as each such term is defined or used in the Investment Company Act of 1940, as amended), and no Borrower, Subsidiary or Guarantor is, or after giving effect to any Extension of Credit will be, subject to regulation under any Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l) Material Contracts. Schedule 6.1(l) hereto sets forth a complete and accurate list of all Material Contracts of each Borrower, each Subsidiary and each Guarantor in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l) hereto, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

(m) Employee Relations. Each Borrower, each Subsidiary and each Guarantor enjoys good employee relations and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m) hereto. No Borrower, Subsidiary or Guarantor knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of any Subsidiary.

(n) Burdensome Provisions. No Borrower, Subsidiary or Guarantor is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. No Borrower, Subsidiary or Guarantor presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

(o) Financial Statements. The Consolidated balance sheets of Urban and its Consolidated Subsidiaries as of January 31, 2013 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended, copies of which have been furnished to the Lenders, are complete and correct and fairly present the assets, liabilities and financial position of the Borrowers, their Subsidiaries and the Guarantors as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including without limitation the related schedules and notes thereto, have been prepared in accordance with GAAP. No Borrower, Subsidiary or Guarantor has any Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto in accordance with GAAP.

(p) No Material Adverse Change. Since January 31, 2013, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of any Borrower, any Subsidiary or any Guarantor, and no event, including without limitation any material pending or threatened litigation, bankruptcy or other proceeding, has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, each Borrower, each Subsidiary and each Guarantor will be Solvent.

(r) Titles to Properties. Each Borrower, each Subsidiary and each Guarantor has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including without limitation those reflected on the balance sheets of Urban and its Consolidated Subsidiaries delivered pursuant to Section 6.1(o) hereof, except those which have been disposed of by any Borrower, any Subsidiary or any Guarantor subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s) Liens. None of the properties and assets of any Borrower, any Subsidiary or any Guarantor is subject to any Lien, except Liens permitted pursuant to Section 10.3 hereof. No financing statement under the Uniform Commercial Code of any state which names any Borrower, any Subsidiary, any Guarantor or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction, and no Borrower, Subsidiary or

Guarantor has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3 hereof.

(t) Debt and Guaranty Obligations. A complete and correct listing of all Debt and Guaranty Obligations of each Borrower, each Subsidiary and each Guarantor as of January 31, 2013 is set forth on Schedule 6.1(f) heretoThere is no Debt and no Guaranty Obligations of any Borrower, any Subsidiary or any Guarantor other than those listed on Schedule 6.1(f), and Schedule 6.1(f) presents, in all material respects, an accurate listing of the Debt and Guaranty Obligations of each Borrower, each Subsidiary and each Guarantor as of the Closing Date. Each Borrower, each Subsidiary and each Guarantor has performed and is in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any Borrower, any Subsidiary or any Guarantor exists with respect to any such Debt or Guaranty Obligation.

(u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u) hereto and those as to which the insurer has not disclaimed liability coverage, there are no actions, suits or proceedings pending nor, to the knowledge of any Borrower, any Subsidiary or any Guarantor, threatened, against or in any other way relating adversely to or affecting any Borrower, any Subsidiary, any Guarantor or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Borrower, any Subsidiary or any Guarantor under any Material Contract or judgment, decree or order to which any Borrower, any Subsidiary or any Guarantor is a party or by which any Borrower, any Subsidiary, any Guarantor or any of their respective properties may be bound or which would require any Borrower, any Subsidiary or any Guarantor to make any payment thereunder prior to the scheduled maturity date therefor.

(w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of each Borrower, each Subsidiary and each Guarantor and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document, including without limitation any financial statement, furnished or written statement made to the Lenders by any Borrower, any Subsidiary and any Guarantor in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Borrower, any Subsidiary or any Guarantor or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. No Borrower is aware of any facts which it has not disclosed in writing to the Lenders having a Material Adverse Effect, or insofar as such Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

(x) Fees and Commissions. No Borrower owes any fees or commissions of any kind, and no Borrower knows of any claim for any fees or commissions, in connection with the Borrowers’ obtaining the Commitments or the Loans from the Lenders, except those provided herein.

(y) Public Utility Holding Company Act. No Borrower is a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended (the “1935 Act”), nor does the execution, delivery and performance of this Agreement and the Note require any filing, authorization or consent under the 1935 Act.

(z) Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”

Section 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including without limitation any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Administrative Agent or the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.13 hereof, the Borrowers will furnish or cause to be furnished to the Administrative Agent and the Lenders at the Administrative Agent’s Office, or such other office as may be designated by the Administrative Agent and the Lenders from time to time:

Section 7.1 Financial Statements and Projections.

(a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of Urban and its Consolidated Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including without limitation the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by Urban in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of Urban to present fairly in all material respects the financial condition of Urban and its Consolidated Subsidiaries as of their respective dates and the results of operations of Urban and its Consolidated Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of Urban and its Consolidated Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including without limitation the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and examined by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by any Borrower, any Subsidiary or any Guarantor or with respect to accounting principles followed by any Borrower, any Subsidiary or any Guarantor not in accordance with GAAP.

(c) Annual Business Plan and Financial Projections. If the Borrowers submit a Termination Date Extension Request pursuant to Section 2.6 hereof, then as soon as practicable but not less than forty-five (45) days prior to the Termination Date, a business plan of Urban and its Consolidated Subsidiaries for the ensuing six (6) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from a Responsible Officer of Urban to the effect that, to the best of such Responsible Officer’s knowledge, such projections are good faith estimates of the financial condition and operations of Urban and its Consolidated Subsidiaries for such six (6) quarter period.

Section 7.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Section 7.1(a) or Section 7.1(b) hereof and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of Urban in the form of Exhibit E attached hereto (an “Officer’s Compliance Certificate”).

Section 7.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 7.1(b) hereof, a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent:

(a) stating that in making the examination necessary to issue the report of independent public accountants of such financial statements, nothing came to their attention that caused them to believe that Urban and its Consolidated Subsidiaries were not in compliance with any of the terms, covenants, provisions or conditions of Article IX of the Agreement as they relate to accounting matters; and

(b) attaching the calculations prepared by Urban and its Consolidated Subsidiaries that were provided to the accountants in connection with Section 7.3(a) hereof.

Section 7.4 Other Reports.

(a) Promptly upon receipt thereof, copies of all Management Reports, if any, submitted to any Borrower, any Subsidiary or any Guarantor or to its respective board of directors by its independent public accountants in connection with their auditing function, and copies of any management responses thereto; and

(b) Such other information regarding the operations, business affairs and financial condition of any Borrower, any Subsidiary or any Guarantor as the Administrative Agent may reasonably request.

Section 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) Business Days after an officer of any Borrower or any Subsidiary obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Borrower or any Subsidiary or any of their respective properties, assets or businesses, which in any such case could reasonably be expected to have a Material Adverse Effect;

(b) any notice of any violation received by any Borrower or any Subsidiary from any Governmental Authority including without limitation any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower or any Subsidiary, which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any attachment, judgment, levy or order exceeding $1,000,000 (in any such case, which is not covered by insurance, or as to which the insurer has disclaimed insurance coverage, or which is not stayed or bonded) that may be assessed against any Borrower or any Subsidiary;

(e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary or any of their respective properties may be bound;

(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Borrower, any Subsidiary or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Borrower obtaining knowledge or reason to know that any Borrower, any Subsidiary or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g) any event which makes any of the representations set forth in Section 6.1 hereof inaccurate in any material respect.

Section 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Borrower, any Subsidiary or any Guarantor to the Administrative Agent (other than financial forecasts), whether pursuant to this Article VII, any other provision of this Agreement or the Guaranty Agreement, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Lenders complete, true and accurate knowledge of the subject matter based on the Borrowers’ knowledge thereof.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.13 hereof, each Borrower will, and will cause each Subsidiary and each Guarantor to:

Section 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5 hereof, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

Section 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including without limitation copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that a Borrower or Subsidiary may contest any item described in clauses (a) or (b) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so would not have a Material Adverse Effect.

Section 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6 hereof, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of such Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including without limitation reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

Section 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6 hereof, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 8.9 Compliance With Agreements. Comply with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business, except to the extent any failure to comply, either singly or in the aggregate, would not have a Material Adverse Effect; provided, that a Borrower or Subsidiary may: (a) contest any such lease, agreement or other instrument in good faith through applicable actions or proceedings so long as adequate reserves are maintained in accordance with GAAP; or (b) cancel any Material Contract so long as written notice thereof is provided to the Administrative Agent not more than twenty-five (25) Business Days thereafter.

Section 8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted by the Borrowers and their Subsidiaries on the Closing Date and in lines of business reasonably related thereto.

Section 8.11 Visits and Inspections. Permit representatives of the Administrative Agent, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including without limitation management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

Section 8.12 Additional Guarantors. Within ten (10) days after any Subsidiary of any Borrower with at least $20,000,000 of equity is created or acquired after the Closing Date, give notice thereof to the Administrative Agent of such creation or acquisition and whether such Subsidiary shall be formed under a jurisdiction outside of the United States, and cause to be executed and delivered to the Administrative Agent: (a) a duly executed Guaranty Agreement or Joinder to Guaranty or other supplement thereto, with such changes as the Administrative Agent may reasonably request, it being acknowledged and agreed that, with respect to guaranties by Non-U.S. Subsidiaries, such guaranties will contain provisions limiting recourse thereunder to the extent (i) required to render them enforceable under applicable law or (ii) necessary to avoid any potential deemed distribution under Section 956 of the Code or similar issue, and (b) favorable legal opinions addressed to the Administrative Agent and the Lenders in form and substance satisfactory thereto with respect to the enforceability of such Guaranty Agreement and such other documents and closing certificates as may be requested by the Administrative Agent.

Section 8.13 Maintain Cash Collateral Account. On the Termination Date, establish and maintain with the Issuing Lender an account and deposit in such account cash collateral for Letters of Credit as required under Section 3.4(b) hereof.

Section 8.14 Subsequent Credit Terms.

(a) Notify the Administrative Agent in writing not less than ten (10) Business Days prior to its entering into any amendment or modification of any credit arrangement, whether now in effect or hereafter incurred, pursuant to which any Borrower or any Subsidiary agrees to financial covenants or events of default which are more restrictive to such Borrower or Subsidiary than those contained in this Agreement. Upon entering into any such amendment or modification, and with respect to the covenants and events of default in this Agreement, the corresponding covenants, terms and conditions of this Agreement are and shall be deemed to be automatically and immediately amended to conform with and to include the applicable covenants, terms and/or conditions of such other agreement; provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement to the extent that any amendment or modification is less restrictive than the corresponding provisions of this Agreement.

(b) Each Borrower and Subsidiary hereby agrees promptly to execute and deliver any and all such documents and instruments and to take all such further actions as Administrative Agent may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this Section 8.14.

Section 8.15 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Lenders their rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

Section 8.16 Bank Accounts. Cause the U.S. Borrowers and any other Credit Party that is formed under the laws of a jurisdiction within the United States to use Wells Fargo as its primary provider of trade/import letter of credit services and as its primary Cash Management Bank for services within the United States.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.13 hereof, no Borrower or Subsidiary will:

Section 9.1 Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the Fixed Charge Coverage Ratio of Urban and its Consolidated Subsidiaries to be less than 2.0 to 1.0.

Section 9.2 Adjusted Debt to EBITDAR Ratio. As of any fiscal quarter end, permit the Adjusted Debt to EBITDAR Ratio of Urban and its Consolidated Subsidiaries to be more than 4.0 to 1.0.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.13 hereof, no Borrower has or will, and no Borrower will permit any Subsidiary to:

Section 10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

(a) the Obligations;

(b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including without limitation interest rate) reasonably satisfactory to the Administrative Agent;

(c) Subordinated Debt;

(d) Debt existing on the Closing Date and not otherwise permitted under this Section 10.1 hereof, as set forth on Schedule 6.1(t) hereto and the renewal and refinancing (but not the increase at the aggregate principal amount thereof) thereof;

(e) purchase money Debt of the Borrowers and their Subsidiaries incurred in connection with Capitalized Leases in an aggregate principal amount not to exceed $10,000,000 outstanding on any date of determination;

(f) Debt consisting of Guaranty Obligations permitted by Section 10.2 hereof;

(g) Debt of the Non-U.S. Borrowers to Borrowers under loans and advances permitted by Section 10.4(d); and

(h) so long as: (i) no Event of Default has occurred and is continuing or would result therefrom; (ii) Borrowers and their Subsidiaries are in pro forma compliance with the covenants in Sections 9.1 and 9.2 hereof both before and after giving effect to such Debt; (iii) such Debt is not senior in right of payment to the payment of the Debt arising under this Agreement and the other Loans; (iv) such Debt has a maturity date later than the date set forth in Section 2.6(a) hereof, as it may be extended from time to time; and (v) Borrowers have provided Agent with evidence of proforma compliance of an Adjusted Debt to EBITDAR Ratio of Urban and its Consolidated Subsidiaries of no more than 3.50 to 1.0 both before and after giving effect to such Debt, unsecured Debt of Borrowers and their Subsidiaries at any time outstanding;

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section 10.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of any Borrower to make any payment to any Borrower or any other Subsidiary (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrowers to pay the Obligations.

Section 10.2 Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations except:

(a) Guaranty Obligations in favor of the Lenders; and

(b) Guaranty Obligations of Urban for the benefit of any Subsidiary (other than a Restricted Subsidiary) of Debt permitted by Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(e), Section 10.1(f), Section 10.1(g), and Section 10.1(h) hereof.

Section 10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests or commercial tort claims), real or personal, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business: (i) each of which, as to the underlying indebtedness thereof, is not overdue for a period of more than sixty (60) days; or (ii) which claims are being contested in good faith and by appropriate actions or proceedings or are stayed or bonded;

(c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers compensation, unemployment insurance or similar legislation or obligations under customer service contracts;

(d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e) Liens of the Lenders;

(f) Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3 hereto; and

(g) Liens securing Debt permitted under Section 10.1(e) hereof; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset or in connection with the refinancing of Liens created substantially simultaneously, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired.

Section 10.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a) investments not otherwise permitted by this Section 10.4 in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments not otherwise permitted by this Section 10.4 described on Schedule 10.4(a) hereto;

(b) investments made in accordance with the Investment Policy and Guidelines attached hereto as Schedule 10.4(b) as in effect on the Closing Date, which Investment Policy and Guidelines may be updated or amended by the Borrowers without the consent of Wells Fargo; provided, that such updates or amendments shall not become a part of this Credit Agreement without ten (10) days prior written notice to Wells Fargo;

(c) Investments by any Borrower or any Subsidiary (other than a Restricted Subsidiary) in the form of acquisitions of all or substantially all of the business or a line of business (whether by merger (so long as a Borrower and Subsidiary is the surviving entity), the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that the aggregate purchase price paid or payable in connection with all such acquisitions does not exceed $500,000,000 from the Closing Date to the Termination Date;

(d) the making by any Borrower or any Guarantor of loans or advances to or investments in any Subsidiary, provided that such Subsidiary is joined as a Guarantor pursuant to Section 8.12 hereof, and provided, further, that: (i) the aggregate principal amount of intercompany loans to Non-U.S. Borrowers may not exceed the Non-U.S. Sublimit less: (A) the amount of L/C Obligations for Letters of Credit issued for the account of Non-U.S. Borrowers and (B) the aggregate principal amount of outstanding Loans borrowed by or on behalf of any Non-U.S. Borrower and (ii) intercompany loans and advances to Non-U.S. Borrowers from U.S. Borrowers together with investments by U.S. Borrowers in Non-U.S. Borrowers shall not exceed, in the aggregate, without duplication, $50,000,000 at any time outstanding.

(e) the creation of accounts receivable in the ordinary course of business; and

(f) the making of loans and advances to employees in the ordinary course of business, which loans and advances: (i) shall not exceed $1,000,000 in the aggregate outstanding at any one time, (ii) shall not remain outstanding in excess of 366 days, and (iii) shall otherwise be in compliance with Section 10.8 hereof.

Section 10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Wholly Owned Subsidiary of any Borrower may merge with any other Wholly-Owned Subsidiary of any Borrower, except where the survivor of such merger is a Restricted Subsidiary;

(b) any Wholly-Owned Subsidiary may merge with or into any Person acquired in accordance with Section 10.4(c) hereof; and

(c) any Wholly-Owned Subsidiary of any Borrower may wind-up into any Borrower or any other Wholly-Owned Subsidiary (other than a Restricted Subsidiary) of any Borrower.

Section 10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including without limitation the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete assets no longer used or usable in the business of any Borrower or any Subsidiary;

(c) the transfer of assets to any Borrower or any Wholly-Owned Subsidiary (other than a Restricted Subsidiary) of any Borrower pursuant to Section 10.5(c) hereof;

(d) the transfer of assets to any Guarantor pursuant to Section 10.4(d) hereof;

(e) dispositions by any Borrower or any Subsidiary of property pursuant to sale-leaseback transactions, provided that the book value of all property so disposed of shall not exceed $25,000,000 from and after the Closing Date;

(f) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

(g) the sale, transfer or other disposition of any other assets not to exceed $25,000,000 in the aggregate, valued at the higher of book value or sales price, in any twelve month period.

Section 10.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including without limitation at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

Section 10.8 Transactions with Affiliates. Directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any other transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Administrative Agent prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate; provided, however, that this Section 10.8 shall not be construed to prohibit or limit the terms of employee compensation provided in the ordinary course of business, including without limitation salaries and benefits, relocation packages and, subject to Section 10.4(f) hereof, loans and advances to employees.

Section 10.9 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

Section 10.10 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

Section 10.11 Restrictive Agreements. Enter into any agreement which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties, other than a negative pledge on assets or properties securing Debt incurred pursuant to such agreement.

ARTICLE XI

DEFAULT AND REMEDIES

Section 11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrowers shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

(c) Misrepresentation. Any representation or warranty made or deemed to be made by any Borrower or any Subsidiary under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Borrower shall default in the performance or observance of any covenant or agreement contained in Section 7.1, Section 7.2 or Section 7.5(e) or Article IX or Article X of this Agreement.

(e) Default in Performance of Other Covenants and Conditions. Any Borrower or any Subsidiary shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrowers by the Administrative Agent.

(f) Hedging Agreement. Any termination payment shall be due by any Borrower under any Hedging Agreement and such amount is not paid by the due date thereof; provided, however, that in the case of any Hedging Agreement with a counterparty other than Wells Fargo or any Lender, no Event of Default shall exist hereunder unless the termination payment exceeds $5,000,000.

(g) Debt Cross-Default. Any Borrower or any Subsidiary shall (i) default in the payment of any Debt (other than any Note or any Reimbursement Obligation, which occurrence is governed by Section 11.1(a)) the aggregate outstanding amount of which Debt is in excess of $5,000,000 or any of such Debt in excess of $5,000,000 shall be accelerated or demanded or declared due and payable, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than any Note or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(h) Other Cross-Defaults. Any Borrower or any Subsidiary shall default in the payment when due, or in the performance or observance, of any material obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by such Borrower or such Subsidiary in good faith by appropriate actions or proceedings and adequate reserves in respect thereof have been established on the books of such Borrower or such Subsidiary to the extent required by GAAP.

(i) Change in Control. A Change in Control shall have occurred.

(j) Voluntary Bankruptcy Proceeding. Any Borrower or any Subsidiary shall: (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any Subsidiary in any court of competent jurisdiction seeking: (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Borrower or Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including without limitation an order for relief under such federal bankruptcy laws) shall be entered.

(l) Termination Event. The occurrence of any of the following events: (i) any Borrower, any Subsidiary or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 430 of the Code, such Borrower, Subsidiary or ERISA Affiliate is required to pay as contributions thereto; (ii) there is a failure to meet the minimum funding standard as described in Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan, (iii) a Termination Event or (iv) any Borrower, any Subsidiary or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $100,000.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $7,500,000 in any Fiscal Year shall be entered against any Borrower or any Subsidiary by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days; provided, however, that any such judgment or order shall not constitute an Event of Default if bonded or if otherwise covered by insurance which shall have not been disclaimed by the insurer.

Section 11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers:

(a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and the Administrative Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) (including without limitation all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Aggregate Commitment and Commitments and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or Section 11.1(k) hereof, the Aggregate Commitment and Commitments shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrowers at such time to deposit in a cash collateral account opened by the Issuing Lender an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Issuing Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

(c) Rights of Collection. Exercise on behalf of the Lenders of all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

Section 11.3 Rights and Remedies Cumulative; Non-Waiver, etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or the Lenders in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints Wells Fargo as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof, and each such Lender irrevocably authorizes Wells Fargo as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

Section 12.2 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any Subsidiary or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any.

Section 12.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including without limitation counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

Section 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including without limitation any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

Section 12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

Section 12.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 12.9 Resignation of the Administrative Agent; Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender, and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall be an Eligible Assignee. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders)(the “Resignation Effective Date”), then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	Urban Outfitters, Inc.
5000 South Broad Street
Philadelphia, PA 19112-1495
Attention: President
Telephone No.: 215.454.5500
Telecopy No.: 215.454.4600

With copies to:	Urban Outfitters, Inc.
5000 South Broad Street
Philadelphia, PA 19112-1495
Attention: General Counsel
Telephone No.: 215.454.5500
Telecopy No.: 215.454.4600

If to Wells Fargo:	Wells Fargo Bank, N.A.
123 South Broad Street
17th Floor (Y1379-171)
Philadelphia, PA 19109
Attention: Stephen Dorosh
Telephone 302-765-5525
Telecopy 302-765-5518

With copies to:	Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attn: James Lawlor
Tel: 215-851-8873

If to any Lender:	To the Address set forth on Schedule 2 hereto

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

Section 13.2 Expenses; Indemnity. The Borrowers will: (a) pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent; (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and each Lender under the Aggregate Commitment, including without limitation consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons; and (c) defend, indemnify and hold harmless the Administrative Agent and any Lender and its parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor. This Section 13.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 hereof are hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including without limitation indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of any Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 hereof and although such Obligations shall be contingent or unmatured.

Section 13.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the conflicts or choice of law principles thereof.

Section 13.5 Consent to Jurisdiction; Service of Process.

(a) Each Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Philadelphia County, Pennsylvania, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each Borrower hereby irrevocably appoints each and every officer of Urban as its attorney upon whom may be served any summons, complaint or other process or pleading in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1 hereof, and irrevocably consents to the service of a summons and complaint in any action or proceeding brought by the Administrative Agent or any Lender by mailing copies thereof by registered or certified mail, posted paid, to the address specified for delivery of notices herein. Nothing in this Section 13.5 shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right Administrative Agent or any Lender to bring any action or proceeding against any Borrower or its properties any other jurisdictions.

(b) To the extent that any Borrower has or hereafter may acquire: (i) any immunity from jurisdiction of the state or federal courts located in Philadelphia County, Pennsylvania or from any legal process out of any such court (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, or (ii) any objection to the laying of the venue or of an inconvenient forum or any suit, action or proceeding brought in a state or federal court located in Philadelphia County, Pennsylvania under process served in accordance with this Agreement or any Loan Document, each Borrower hereby irrevocably waives such immunity or objection in respect of any suit, action or proceeding arising out of or relating to this Agreement, any other Loan Document or the rights and obligations of the parties hereunder.

Section 13.6 Waiver of Jury Trial; Preservation of Remedies.

(a) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE, CLAIM OR CONTROVERSY IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE LETTERS OF CREDIT OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(b) Preservation of Certain Remedies. The parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a dispute, claim or controversy arising out of this Agreement, the Notes, the Letters of Credit or any other Loan Document. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale; (ii) all rights of self help including without limitation peaceful occupation of property and collection of rents, set off, and peaceful possession of property; (iii) obtaining provisional or ancillary remedies including without limitation injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.

Section 13.7 Reversal of Payments. To the extent the Borrowers make a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 13.8 Injunctive Relief; Punitive Damages.

(a) The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrowers agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, Lenders and the Borrowers (on behalf of themselves and each Subsidiary) hereby agree that no such Person shall have a remedy of special, indirect, consequential, punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to any special, indirect, consequential, punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

(c) The parties agree that they shall not have a remedy of special, indirect, consequential, punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to special, indirect, consequential, punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

Section 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including without limitation all computations utilized by any Borrower or any Subsidiary to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrowers, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrowers’ certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, the Administrative Agent and the Borrower shall work in good faith to reach agreement on adjusted covenants and calculation methodologies; provided that such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants, test levels and other terms and conditions of this Agreement.

Section 13.10 Successors and Assigns; Participations.

(a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of their rights or obligations under this Agreement or any other Loan Document without the prior written consent of each Lender.

(b) Assignments and Participations by the Lenders.

(i) Assignments by the Lenders. The Borrowers hereby acknowledge and agree that each Lender may at any time with the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including without limitation all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that no such assignment shall be made to the Borrowers or any of their Subsidiaries or Affiliates; provided further that (A) each such assignment shall be of a constant, and not a varying percentage, of all such assigning Lender’s rights and obligations under this Agreement; (B) if less than all of the assigning Lender’s Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000; (C) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an assignment agreement (an “Assignment Agreement”) in the form of Exhibit G hereto, together with any Note or Notes subject to such assignment; (D) such assignment shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or any Note under the blue sky laws of any state; (E) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment Agreement; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; (F) the assignee thereunder shall be a party to this Agreement and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder; (G) the assigning Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement; and (H) upon receipt of an Assignment Agreement from an assigning Lender and an Eligible Assignee, the Administrative Agent shall promptly deliver a copy of such Assignment Agreement to the Borrowers. Within five (5) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Lender, in exchange for the Note or Notes to be surrendered in the manner set forth below, a new Note or Notes payable to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and a new Note payable to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of the surrendered Note. Each surrendered Note shall be canceled and returned to the Borrowers concurrent with the Borrowers’ delivery of the new Note or Notes. Notwithstanding anything to the contrary in this Section 13.10(b), no consent of the Borrowers shall be required for any Lender to assign all or a portion of its interests, rights and obligations under this Agreement to an Affiliate thereof.

(ii) Participations by the Lenders. The Borrowers hereby acknowledge and agree that each Lender may at any time grant participations in all or any portion the Commitment, the Loans, the Notes, the Extensions of Credit or of its right, title and interest therein or in or to this Agreement (collectively, “Participations”) to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations (“Participants”); provided, however, that: (A) each such participation shall be in an amount not less than $5,000,000; (B) all amounts payable by the Borrowers hereunder shall be determined as if Lenders had not granted such Participation; (C) such Lender’s obligations under this Agreement (including without limitation its Commitment) shall remain unchanged; (D) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (E) such Lender shall remain the holder of the Notes held by it for purposes of this Agreement; (F) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (G) any agreement pursuant to which a Lender may grant a Participation (x) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement, (y) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on any Loan or postpone the date fixed for any payment of principal of or interest on any Loan, and (z) shall not relieve such Lender from its obligations, which shall remain absolute, to make Loans and to issue Letters of Credit hereunder. Each Lender that grants a Participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) Right to Assign to Federal Reserve Bank. Notwithstanding anything herein to the contrary, Lenders may pledge or grant a security interest in any Note, right to payment or other benefit hereunder to any Federal Reserve Bank without the consent or any party, without notice to any party, and without payment of any fees in accordance with Applicable Law.

Section 13.11 Disclosure of Information; Confidentiality. Lenders shall hold all non-public information with respect to the Borrowers obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent and Lenders may disclose any such information: (a) to the extent such disclosure is required by law or requested by any regulatory authority, or (b) in any suit, action or proceeding for the purpose of the Administrative Agent or any Lender defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with any of the Loan Documents or any Hedging Agreement. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to Section 13.10 hereof, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to any Borrower, any Subsidiary or any Guarantor furnished to such Lender by or on behalf of the Borrowers, their Subsidiaries or the Guarantors; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrowers or such Lender to preserve the confidentiality of any confidential information relating to any Borrower, any Subsidiary or any Guarantor received from such Lender.

Section 13.12 Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

Section 13.13 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents (other than any Hedging Agreement, the terms and conditions of which may be amended, modified or waived by the parties thereto) may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall: (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 3.7 hereof), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrowers’ rights and obligations hereunder, (g) release any Guarantor, (h) consent to a replacement bank or agree to reduce the Aggregate Commitment in connection with the replacement of a Defaulting Lender under Section 4.6(d) hereof or (i) amend the provisions of this Section 13.13 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of (a) Article XIII hereof shall be made without the written consent of the Administrative Agent and (b) Article III hereof without the written consent of the Issuing Lender.

Section 13.14 Agreement Controls. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Guaranty Agreement which imposes additional burdens on any Borrower or any Subsidiary or further restricts the rights of any Borrower or any Subsidiary or gives the Administrative Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 13.15 Covenants Independent. The Borrowers expressly acknowledge and agree that each covenant contained in Article VIII, Article IX or Article X hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII, Article IX or Article X hereof if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Article VIII, Article IX or Article X hereof.

Section 13.16 Survival. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 13.17 Counterparts. This Agreement may be executed in any number of counterparts, by facsimile and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

Section 13.18 Headings. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 13.19 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.20 Entirety. This Agreement together with the other Loan Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral and written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein or therein, except those obligations which survive under the commitment letter between the Borrowers and the Administrative Agent dated March 30, 2001.

Section 13.21 Termination. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

Section 13.22 Payment of Borrowers’ Obligations. The Borrowers’ Obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their sole cost and expense.

Section 13.23 Powers of Attorney and Authorizations Irrevocable. All powers of attorney and other authorizations granted to the Administrative Agent, the Lenders and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Aggregate Commitment has not been terminated.

Section 13.24 Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

Section 13.25 Judgment Currency.

(a) The Borrowers’ obligations under this Agreement to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Lenders of the full amount of the Obligation Currency expressed to be payable to the Lenders under this Agreement. If for the purpose of obtaining or enforcing judgment against any Borrowers in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such business day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section 13.25, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 13.26 Effect on Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement and is not intended to constitute a novation of Borrowers’ obligations thereunder, and shall not cause a payment and reborrowing, or termination of any of the indebtedness or obligations of the Borrowers under the Existing Credit Agreement or other loan documents executed in connection therewith (collectively, the “Existing Loan Documents”), nor shall it extinguish, discharge, terminate or impair Borrowers’ indebtedness or obligations or the Administrative Agent’s or any Lender’s rights or remedies under the Existing Credit Agreement and the other Existing Loan Documents; provided that all such indebtedness, obligations, rights and remedies shall be on the terms and conditions of, and as set forth in, this Agreement, the Notes and the other Loan Documents.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

Borrowers:

[CORPORATE SEAL]	URBAN OUTFITTERS, INC.

	By:	/s/ Frank Conforti
		Name:	Frank Conforti
		Title:	Chief Financial Officer

[CORPORATE SEAL]	UO FENWICK, INC.

	By:	/s/ Frank Conforti
		Name:	Frank Conforti
		Title:	Chief Financial Officer

[CORPORATE SEAL]	URBAN OUTFITTERS WHOLESALE, INC.

	By:	/s/ Frank Conforti
		Name:	Frank Conforti
		Title:	Chief Financial Officer

[CORPORATE SEAL]	HK SOURCING LIMITED

	By:	/s/ Francis John Conforti
		Name:	Francis John Conforti
		Title:	Director

[CORPORATE SEAL]	URBN UK LIMITED

	By:	/s/ Francis J. Conforti
		Name:	Francis J. Conforti
		Title:	Director

Lender:

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, National Association), as a Lender, Issuing Lender and as Administrative Agent

By:	/s/ Stephen T. Dorosh
	Name:	Stephen T. Dorosh
	Title:	Senior Vice President

Schedule 1

Subsidiaries that are Borrowers

UO Fenwick, Inc. – a Delaware Corporation

URBN UK Limited – a company formed under the laws of England and Wales

HK Sourcing Limited – a limited liability company incorporated in Hong Kong

Urban Outfitters Wholesale, Inc. – a Pennsylvania Corporation

Schedule 2

Lenders and Commitments

Lender	Commitment

Wells Fargo Bank, National Association	$175,000,000
123 South Broad Street, 14th Floor (PA1202)
Philadelphia, PA 19109
Attention: Stephen T. Dorosh, Senior Vice President

Telephone No.: (215) 670-6577
Telecopy No.: (215) 670-6543

Schedule 3

Guarantors

Anthropologie, Inc. – a Pennsylvania Corporation

Free People of PA LLC – a Pennsylvania Limited Liability Company

U.O. Real Estate LLC – a Pennsylvania Limited Liability Company

UO US LLC – a Delaware Limited Liability Company

Urban Outfitters West LLC – a California Limited Liability Company

URBN Holding, Inc. – a Delaware corporation

Schedule 6.1 (a)

Jurisdictions of Organization and Qualification

Urban Outfitters, Inc.

Organized in: Pennsylvania

Qualifications: AL, AZ, CA, CO, CT, DE, FL, GA, HI, ID, IL, IN, KS, KY, LA, MA, MD, ME, MI, MN, MO, NC, NC, NJ, NM, NV, NY, OH, OR, RI, SC, TN, TX, UT, VA, WA, WI

Anthropologie, Inc.

Organized in: Pennsylvania

Qualifications: AL, AR, AZ, CA, CO, CT, DE, FL, GA, ID, IL, IN, KS, KY, LA, MA, MD, MI, MN, MO, MS, NC, NC, NE, NJ, NM, NV, NY, OH, OK, OR, PA, RI, SC, TN, TX, UT, VA, VT, WA, WI

Free People of PA LLC

Organized in: Pennsylvania

Qualifications: AL, AZ, CA, CO, CT, FL, GA, ID, IL, IN, LA, MA, MD, MI, MN, MO, MS, NC, NC, NJ, NV, NY, OH, OR, TN, TX, UT, VA, WA

Urban Outfitters West LLC

Organized in: California

Qualifications: PA

Urban Outfitters Wholesale, Inc.

Organized in: Pennsylvania

Qualifications: CA, IL, NY, SC

UO Fenwick, Inc.

Organized in: Delaware

Qualifications: none

URBN Holding, Inc.

Organized in: Delaware

Qualifications: none

Schedule 6.1 (a)

Jurisdictions of Organization and Qualification

(continued)

UO US LLC

Organized in: Delaware

Qualifications: none

HK Sourcing Limited

Organized in: Delaware

Qualifications: none

URBN UK Limited

Organized in: England and Wales

Qualifications: none

U.O. Real Estate LLC

Organized in: Pennsylvania

Qualifications: none

Schedule 6.1 (b)

Subsidiaries and Capitalization

Corporation	Wholly Owned by	Number of Shares	Par Value per Share
Urban Outfitters, Inc.	n/a	147,309,575		$0.0001
Anthropologie, Inc.	Urban Outfitters, Inc.	1		$0.01
Urban Outfitters Wholesale, Inc.	Anthropologie, Inc.	1,000		$0.10
URBN UK Limited	UO Netherlands BV	30,185,058		£1.00
UO Fenwick, Inc.	Urban Outfitters Wholesale, Inc.	1,000		$1.00
URBN Holding, Inc.	Urban Outfitters, Inc.	100		$0.01
HK Sourcing Limited	UO Bermuda Ltd	100	HK$	1.00
UO Bermuda Limited	URBN NL Holding CV (95% ownership)	9,500		$0.01
URBN Bermuda Holding Ltd	URBN NL Holding CV	1		$0.01

Limited Liability Company	Member Corporation	Ownership %
Urban Outfitters West, LLC	Urban Outfitters Wholesale, Inc.	100.0%
Free People of PA, LLC	Urban Outfitters Wholesale, Inc.	100.0%
UO US LLC	URBN Holding, Inc.	100.0%
UO Real Estate Holding I, LLC	Urban Outfitters, Inc.	100.0%
UO Real Estate Holding II, LLC	UO Real Estate Holding I, LLC	100.0%
UO Real Estate, LLC	UO Real Estate Holding II, LLC	100.0%

Partnership	Partners	Partnership %
URBN NL Holding, C.V.	UO Fenwick, Inc.	10.0%
	URBN Holding, Inc.	90.0%

Schedule 6.1 (i)

ERISA Plans

Plan	Plan Number

Urban Outfitters, Inc. Welfare Benefit Plan	501

Urban Outfitters Inc. 401(K) Savings Plan

Urban Outfitters, Inc. Nonqualified Deferred Compensation Plan

Schedule 6.1 (l)

Material Contracts

Contract	Value

Contract dated October 1, 2013
Between Urban Outfitters, Inc. and
Center Vanderland Industries, Inc.
(Wholesale Material Handling
System – Distribution Center)	$24,700,000.00

Schedule 6.1 (m)

Labor and Collective Bargaining Agreements

None.

Schedule 6.1 (t)

Debt and Guaranty Obligations

None.

Schedule 6.1 (u)

Litigation

None.

Schedule 10.3

Existing Liens

None.

Schedule 10.4 (a)

Existing Loans, Advances and Investments

None.

Schedule 10.4 (b)

Investment Policies and Guidelines

UO FENWICK, INC.

Investment Guidelines

Effective: July 1, 2013

Investment Goals and Objectives

The specific objectives of the investment strategy in order of priority are as follows:

1.	Preservation of principal/capital

2.	Maintenance of liquidity requirements

3.	Optimum after-tax return on investment, see benchmark.

Benchmark

BofA Merrill Lynch 9-12 month U.S. Treasury Notes & Bonds Index

Investment Authorization

The following Urban Outfitters personnel individually are designated and each has the authority to initiate and direct investment transactions for UO Fenwick, Inc. (the “Client”), which conform to the parameters of this policy (the “Policy”):

Chief Financial Officer

Global Controller

Treasury Director

Additionally, the professional investment managers are granted full discretion to buy, sell, invest and reinvest a portion of the UO Fenwick, Inc.’s assets consistent with this Policy. The investment managers have been chosen in part because of their particular investment strategy and emphasis. The investment manager has advised Client that the following investment guidelines will not require the investment manager to deviate from that particular strategy and emphasis.

Eligible Investments

Investments may be made only in the following instruments:

•	U.S. Treasury obligations

•	Government Sponsored Entity (GSE) securities which are (implicitly) guaranteed by the Federal Government

•	FDIC Temporary Liquidity Guarantee Program (TLGP) investments (when available)

•	Certificates of Deposit (Domestic, Eurodollar, and Yankee), Eurodollar Time Deposits, Time Deposits, Deposit Notes and Bank Notes

•	Pre-Refunded tax-exempt municipal bonds

•	Pre-refunded escrow must be irrevocable by the bond issuer

•	Escrow trustee and must collateralize 100% of the purchase price of the bond

•	Money market funds with assets of greater than $1 Billion

•	Must provide for same day settlement

•	Must seek to maintain $1.00 Net Asset Value

•	Must be SEC registered and 2a-7 eligible

•	Taxable and tax-exempt municipal bonds rated A3/A- (or the equivalent) or better

•	Corporate Bonds rated A3/A- (or the equivalent) or better

•	Commercial Paper (excluding Asset-Backed Commercial Paper)

•	Debt obligations of, and issues guaranteed by, foreign governments and their regional authorities and supra-national organizations.

Credit Quality

•	The minimum average credit quality of the portfolio will be at least AA- or the equivalent.

•	Securities must be rated by at least two nationally recognized statistical rating organizations (NRSRO), such as Moody’s, S&P and Fitch.

•	Purchases are limited to issues with minimum short-term ratings of A-1, P-1or F1 (or the equivalent) or minimum long-term ratings of A3 or A- (or the equivalent) at the time of purchase, as rated by any two NRSROs, such as S&P, Moody’s, or Fitch. For split rated securities, the lowest rating shall prevail.

•	Pre-refunded municipal securities, escrowed in government securities that have not been re-rated are exempt from the minimum ratings stated above.

Maturity and Duration

•	Assets may be invested in securities with a maximum maturity of 3 years from settlement date.

•	The portfolio will be managed to have a targeted duration within a band of +/-0.50 year around the duration of the benchmark.

Investment/Portfolio Restrictions

•	Investments will be made in U.S. dollars only.

•	No more than $400 million may be held for investment with any one professional investment manager.

•	With the exception of US Treasury and GSE securities and money market funds, at time of purchase, no one issuer will represent more than 2% of the total professional investment manager’s account.

•	With the exception of US Treasury and US Agency GSEs, Commercial Paper, Certificates of Deposit, Time Deposits and Money Market Mutual Funds, no one security will represent more than 10% of the total issue size outstanding at the time of purchase.

•	Net realized loss limit of 0.01% of portfolio fair market value per quarter. Once the limit is reached all proposed trades in excess of this limit must be approved by Client prior to execution. Portfolio fair market value will be the fair market value of the portfolio as of the prior quarter ending date.

•	Asset-backed securities and mortgage backed securities are prohibited.

•	Derivatives are prohibited.

•	The investment manager does not have authority to borrow on behalf of UO Fenwick, Inc.

Reporting

Reports shall be FASB compliant and available no later than business day two (2) of the month subsequent to the reporting period. Reports must contain detail of all assets held during the period and their respective activity during that time period.

Compliance and Investment Review

If necessary, Client’s Board of Directors will meet with each professional investment manager as needed.

The investment manager will certify quarterly, in writing, to Client that the operation of its account has been in compliance with this Policy and all specific guidelines set forth herein. (Certification attached to the Policy as Appendix B) In the event a manager is out of compliance, at any time, through inadvertence or otherwise, the manager will notify Client within a reasonable period of time, no longer than 3 business days in writing and take remedial action based on discussions with Client. Any trade or transaction which is not in compliance with this Policy at time of purchase must be reversed by the manager. The investment manager will be responsible to return to Client all funds invested in the particular trade or transaction plus, if applicable, all interest or monies earned.

After transactions have been placed, all investment managers will notify Client promptly of any downgrades in rating not in compliance with the investment guidelines and will provide Client’s authorized officer(s) with a recommended course of action within a reasonable period of time under the circumstances, which may include selling the security.

Other

This Policy will be reviewed periodically by Client’s Boards of Directors and revised or confirmed as appropriate.

By initial and continuing acceptance of this Policy and all related specific guidelines, the investment manager concurs with the provisions contained herein. The manager is encouraged to recommend changes to the investment guidelines which may improve performance of the portfolio or make adjustments based on market trends and/or market risk as appropriate. If at any time the manager believes the objectives cannot be met due to the provisions of the investment guidelines or for any other reason, Client’s Board of Directors must be notified in writing.

The investment manager, will, on at least an annual basis, provide UO Fenwick, Inc. with written certification that:

•	it has controls related to its discretionary investment management business that it believes are appropriate to achieve various control objectives, including that its current systems and related processes produce accurate financial information and data;

•	its current controls are tested by an outside third party; and

•	the investment manager has a disaster recovery system in place, which is functioning properly so as to protect Client’s assets and related data.

The investment manager will, on at least an annual basis, provide Client with a copy of the then current SAS 70 Reports for Bank of America Advisors, LLC, and the custody operations business unit of Bank of America, N.A. (including the report of the independent auditors or accountants). The investment manager will promptly notify Client if the independent report of any such SAS 70 Report contains any qualifications.

In addition, the investment manager will maintain appropriate insurance coverages to protect the investment manager from loss of UO Fenwick, Inc.’s assets held by the investment manager for any purpose or in any capacity or for which the investment manager is legally liable and will provide, as required, memorandums of insurance detailing the amounts of these insurance coverages currently in place.

APPENDIX B - Quarterly Compliance Statement

To:	UO Fenwick, Inc.

Date	(Input Current Date)

We (Input your Investment Firm Name), certify that during the fiscal quarter of (Input Period Covered), we have been in compliance with the UO Fenwick, Inc. Investment Policy. (If there were exceptions during the quarter please list each exception and the time UO Fenwick, Inc. was notified of such exceptions.

(Input Managers Signature)
(Input Printed Managers Name)
(Input Printed Firm Name)

EXHIBIT A

FORM OF NOTE

$175,000,000	, 20

FOR VALUE RECEIVED, the undersigned, URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”), and each Subsidiary of Urban listed on Schedule 1 to the Credit Agreement referred to below (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), jointly and severally, promise to pay to Wells Fargo Bank, National Association (the “Lender”) and its assigns, at the office of the Administrative Agent at the times provided in the Credit Agreement referred to below, the principal sum of One Hundred Seventy Five Million Dollars ($175,000,000) or, if less, the principal amount of all Loans made by the Lender from time to time pursuant to that certain Second Amended and Restated Credit Agreement dated March 27, 2014 (as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrowers, the Lender, the other lenders referred to therein, and Wells Fargo Bank, National Association, as Administrative Agent, together with interest thereon at the times and in the manner provided in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Seventh Amended and Restated Note (“Seventh Amended and Restated Note”) from time to time outstanding is subject to repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Seventh Amended and Restated Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Seventh Amended and Restated Note is entitled to the benefits of, and evidences Obligations incurred wider, the Credit Agreement, to which reference is made for a description of the collateral for this Seventh Amended and Restated Note, if any, and for a statement of the terms and conditions on which the Borrowers are permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Seventh Amended and Restated Note and on which such Obligations may be declared to be immediately due and payable.

This Seventh Amended and Restated Note evidences and constitutes the restatement, renewal and modification of that certain Sixth Amended and Restated Note dated June 14, 2012 (the “Existing Note”), which, in turn, amended and restated that certain Fifth Amended and Restated Note, dated May 27, 2010 (the “2010 Note”), which, in turn, amended and restated that certain Fourth Amended and Restated Note, dated September 21, 2009 (the “2009 Note”), which, in turn, amended and restated that certain Third Amended and Restated

Note, dated December 10, 2007 (the “2007 Note”), which, in turn, amended and restated that certain Second Amended and Restated Note, dated May 31, 2007 (the “May 2007 Note”), which, in turn, amended and restated that certain Amended and Restated Note, dated May 16, 2005 (the “2005 Note”), which, in turn, amended and restated that certain Note, dated September 23, 2004, from the Borrowers to Wachovia Bank, NA, in the original principal amount of $42,500,000 (the “Amended and Restated Note”), which, in turn, amended and restated that certain Note, dated September 23, 2004, from the Borrowers to the Wachovia Bank NA, in the original principal amount of $35,000,000, issued pursuant to that certain Existing Credit Agreement (the “Prior Note”). Such Prior Note constituted the restatement, renewal and modification of that certain Promissory Note dated September 12, 2001 from the Borrowers to Wachovia Bank, NA, in the original principal amount of $25,000,000 issued pursuant to the Existing Credit Agreement and the amendments thereto (as amended and/or restated from time to time prior to the date hereof, the “Original Note” and together with the Existing Note, the 2010 Note, the 2009 Note, the 2007 Note, the May 2007 Note, the 2005 Note, the Amended and Restated Note and the Prior Note, the “Existing Notes”). The execution and delivery of this Seventh Amended and Restated Note shall not in any circumstances be deemed to have terminated, extinguished, released or discharged the Borrowers’ indebtedness under the Existing Notes, which indebtedness shall continue under and be governed by this Seventh Amended and Restated Note and the Second Amended and Restated Credit Agreement. This Seventh Amended and Restated Note shall, for all purposes, be deemed the “Note” in connection with any of the documents executed and delivered in connection with or pursuant to the Existing Note.

THIS AMENDED AND RESTATED NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

The Borrowers hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Second Amended and Restated Credit Agreement) notice of any kind with respect to this Seventh Amended and Restated Note.

[remainder of the page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Seventh Amended and Restated Note under seal as of the day and year first written above.

[CORPORATE SEAL]	URBAN OUTFITTERS, INC.,
as a Borrower

By:
Name:
Title:

[CORPORATE SEAL]	UO FENWICK, INC.,
as a Borrower

By:
Name:
Title:

[CORPORATE SEAL]	URBAN OUTFITTERS WHOLESALE, INC.
as a Borrower

By:
Name:
Title:

[CORPORATE SEAL]	HK SOURCING LIMITED
as a Borrower

By:
Name:
Title:

[CORPORATE SEAL]	URBN UK LIMITED
as a Borrower

By:
Name:
Title:

[Seventh Amended and Restated Note]

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated:

Wells Fargo Bank, N.A.

Administrative Agent

123 South Broad Street

17th Floor (Y1379-171)

Philadelphia, PA 19107

Phone: 302

Fax: 302-

Attention:

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you under Section 2.2(a) of that certain Second Amended and Restated Credit Agreement dated March 27, 2014 (as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”), and each Subsidiary of Urban set forth on Schedule 1 to the Credit Agreement (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), the Lenders referred to therein and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrowers hereby request that the Lenders make [a Loan] [Loans] to the Borrowers in the aggregate principal amount of $            £[            ] [☐ ]. (Complete with an amount in accordance with Section 2.2(a) of the Credit Agreement.)

2. The Borrowers hereby request that such Loan[s] be made on the following Business Day[s]:            . (Complete with a Business Day in accordance with Section 2.2(a) of the Credit Agreement.)

3. The Borrowers hereby request that such Loan[s] bear interest in accordance with Section 4.1(a) of the Credit Agreement as [Base Rate Loans, LIBOR Rate Loans, Eurocurrency Loans or LIBO Market Index Rate Loans, or a combination thereof], as set forth below:

Component of Loan[s]	Interest Rate	Interest Period (LIBOR Rate Loans and Eurocurrency Loans Only)	Expiration date for Interest Period (if applicable)

[Base Rate]

[Daily One Month LIBOR plus Applicable Margin]

[LIBOR Rate plus Applicable Margin]

[Eurocurrency Rate plus Applicable Margin]

4. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Loan[s]) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan[s] requested herein as set forth in the Credit Agreement have been satisfied on the date hereof and will remain satisfied to the date[ s] of such Loan[s].

6. The representations and warranties contained in Article VI of the Credit Agreement are true and correct on the date of this Notice of Borrowing with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty remains true and correct as of such earlier date.

7. No Default or Event of Default has occurred or is continuing under the Credit Agreement on the borrowing date with respect to such Loan[s] or after giving effect to the Loan[s] to be made on such date.

8. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing on behalf of the Borrowers this     day of            , 20        .

URBAN OUTFITTERS, INC., for itself as a Borrower and for each other Borrower

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated:

Wells Fargo Bank, N.A., as

Administrative Agent

123 South Broad Street

17th Floor (Y1379-171)

Philadelphia, PA 19109

Phone: 302-765-5525

Fax: 302-765-5518

Attention: Stephen Dorosh

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you under Section 2.2(c) of that certain Second Amended and Restated Credit Agreement dated March 27, 2014 (as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”), and each Subsidiary of Urban set forth on Schedule 1 to the Credit Agreement (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), the Lenders referred to therein and Wells Fargo Bank, N.A. as Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:

ABA Routing Number:
Account Number:

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this     day of             , 20        .

URBAN OUTFITTERS, INC., for itself as a Borrower and for each other Borrower

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated:

Wells Fargo Bank, N.A., as

Administrative Agent

123 South Broad Street

17th Floor (Y1379-171)

Philadelphia, PA 19109

Phone: 302-765-5525

Fax: 302-765-5518

Attention: Stephen Dorosh

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you under Section 4.2 of that certain Second Amended and Restated Credit Agreement dated March 27, 2014 (as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”), and each Subsidiary of Urban set forth on Schedule 1 to the Credit Agreement (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), the Lenders referred to therein and Wells Fargo Bank, N.A., as Administrative Agent.

1. This Notice is submitted for the purpose of (Check one and complete applicable information in accordance with the Credit Agreement.)

(a)	Converting all or part of a Base Rate Loan into a LIBOR Rate Loan.

(i)	The aggregate outstanding principal balance of all Base Rate Loans is $

(ii)	The principal amount of such Loan to be converted is $

(iii)	The requested effective date of the conversion of such Loan is .

(iv)	The requested Interest Period applicable to the converted Loan is .

(b)	Converting all or part of a Daily One Month LIBOR Loans into a LIBOR Rate Loan.

(i)	The aggregate outstanding principal balance of all One Month LIBOR Rate Loans is $ .

(ii)	The principal amount of such Loan to be converted is $ .

(iii)	The requested effective date of the conversion of such Loan is .

(iv)	The requested Interest Period applicable to the converted Loan is .

(c)	Converting all or part of LIBOR Rate Loans into a Base Rate Loan.

(i)	The aggregate outstanding principal balance of all LIBOR Rate Loans is $ .

(ii)	The principal amount of such Loan to be converted is $ .

(iii)	The requested effective date of the conversion of such Loan is .

(iv)	The requested Interest Period applicable to the converted Loan is .

(d)	Converting all or part of a LIBOR Rate Loan into a Daily One Month LIBOR Rate Loan.

(i)	The aggregate outstanding principal balance of all LIBOR Rate Loans is $ .

(ii)	The principal amount of such Loan to be converted is .

(iii)	The requested effective date of the conversion of such Loan is .

(iv)	The requested Interest Period applicable to the converted Loan is .

(e)	Continuing all or a part of a LIBOR Rate Loan as a LIBOR Rate Loan or all or part of a Eurocurrency Loan as a Eurocurrency Loan.

(i)	The aggregate outstanding principal balance of all LIBOR Rate Loans is $ .

(ii)	The principal amount of such Loan to be continued is $ .

(iii)	The last day of the current Interest Period for such Loan is .

(iv)	The requested effective date of the continuation of such Loan is .

(v)	The requested Interest Period applicable to the continued Loan is

2. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3. All of the conditions applicable to the conversion or continuation of the Loan[s] requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of conversion or continuation of such Loan[s].

4. The representations and warranties contained in Article VI of the Credit Agreement are true and correct on the date of this Notice of Conversion/Continuation with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

5. No Default or Event of Default has occurred or is continuing under the Credit Agreement on the borrowing date with respect to such Loan[s] or after giving effect to the Loan[s] to be converted or continued on such date.

6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation this     day of             , 20    .

URBAN OUTFITTERS, INC., for itself as a Borrower and for each other Borrower

By:
Name:
Title:

EXHIBIT E

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”), and each Subsidiary of Urban set forth on Schedule 1 to the Credit Agreement referred to below (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), hereby certifies to the Administrative Agent and the Lenders referred to below, as follows:

1. This Certificate is delivered to you pursuant to Section 7.2 of that certain Second Amended and Restated Credit Agreement dated March 27, 2014 (as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Lenders referred to therein and Wells Fargo Bank, N.A., as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of Urban and its Consolidated Subsidiaries dated as of             and for the             period’s then ended and such statements fairly present in all material respects the financial condition of Urban and its Consolidated Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents, and I have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of Urban and its Consolidated Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Officer’s Compliance Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto].

4. Urban and its Consolidated Subsidiaries are in compliance with the financial covenants contained in Article IX of the Credit Agreement as shown on Schedule 1 hereto and the Borrowers, their Subsidiaries and the Guarantors are in compliance with each of the other covenants and restrictions contained in the Credit Agreement and the other Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Compliance Certificate as of the     day of             , 20    .

URBAN OUTFITTERS, INC.,
for itself as a Borrower and for each other Borrower

By:
Name:
	Title:	[Chief Financial Officer] [Treasurer]

Schedule 1

to

Officer’s Compliance Certificate

I. Fixed Charge Coverage Ratio (Section 9.1 of the Credit Agreement)

A.	EBITDAR for the most recently ended Rolling Period:

(i)	net income	$
(ii)	Interest Expense (to the extent deducted in determining net income)	$
(iii)	taxes (to the extent deducted in determining net income)	$
(iv)	depreciation expense (to the extent deducted in determining net income)	$
(v)	amortization expense (to the extent deducted in determining net income)	$
(vi)	Rents (determined on a cash basis)	$

	(A = the sum of (i) through (vi) above)	$

B.	Fixed Charges for the most recently ended Rolling Period:

(i)	Interest Expense	$
(ii)	Rents	$

	(B = the sum of (i) through (ii) above)	$

Fixed Charge Coverage Ratio (the ratio of A divided by B):       to 1.0

Covenant:	Fixed Charge Coverage Ratio must not be less than 2.0 to 1.0.

Compliance?	YES NO

II. Adjusted Debt to EBITDAR Ratio (Section 9.2 of the Credit Agreement)

A. Adjusted Debt for the most recently ended Rolling Period

(i)		Rents	$		x8 =	$
(ii)		Funded Debt—principal amount of all Debt for:	$
	(a)	borrowed money (including the face amount of Letters of Credit, whether or not drawn)				$
	(b)	installment purchases of real or personal property				$
	(c)	principal portion of obligations owing under Capital Leases				$
	(d)	“synthetic leases” and other similar lease arrangements				$
	(e)	guaranties of Funded Debt of others, without duplication				$

		(A = the sum of (1) plus (ii)(a) through (ii)(e) above)		$

B. EBITDAR for the most recently ended Rolling Period

		Amount from Section I.A. of this Schedule 1		$

Adjusted Debt to EBITDAR Ratio (the ratio of A divided by B):       to 1.00

Covenant:	Adjusted Debt to EBITDAR Ratio must not be greater than 4.00 to 1.00.

Compliance?	YES NO

EXHIBIT F

FORM OF TERMINATION DATE EXTENSION REQUEST

Dated:

Wells Fargo Bank, N.A., as

Administrative Agent

123 South Broad Street

17th Floor (Y1379-171)

Philadelphia, PA 19109

Phone: 302-765-5525

Fax: 302-765-5518

Attention: Stephen Dorosh

Ladies and Gentlemen:

This Termination Date Extension Request (this “Request”) is delivered to you under Section 2.6(a) of that certain Second Amended and Restated Credit Agreement dated March 27, 2014 (as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”), and each Subsidiary of Urban set forth on Schedule 1 to the Credit Agreement (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), the Lenders referred to therein and Wells Fargo Bank, N.A., as Administrative Agent.

1. This Request is being submitted by the Borrowers to the Administrative Agent days prior to the Termination Date. (Complete with an amount which is not less than forty-five (45) days and not more than one hundred fifty (150) days prior to the Termination Date).

2. The Borrowers hereby request that the each Lender extend the respective Termination Date of their Commitment by an additional three hundred sixty-four (364) day term.

3. Attached hereto are the annual business plan and financial projections for the ensuing six (6) fiscal quarters which are required to be delivered by the Borrowers under Section 7.1(c) of the Credit Agreement, along with a certificate of a Responsible Officer of Urban certifying that, to the best of such Responsible Officer’s knowledge, such financial projections are good faith estimates of the financial condition and operations of Urban and its Consolidated Subsidiaries for such six (6) fiscal quarter period.

4. The Borrowers hereby expressly acknowledge and agree that each Lender, in its sole discretion, may agree or decline to grant this Request and that such Request may be agreed to by such Lender subject to such additional terms and conditions under the Credit Agreement (including without limitation any additional collateral security) as such Lender, in its sole discretion, may determine and require.

4. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loans outstanding and L/C Obligations as of the date hereof as set forth in the Credit Agreement have been satisfied on the date hereof and will remain satisfied through the Termination Date.

6. The representations and warranties contained in Article VI of the Credit Agreement are true and correct on the date of this Request with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty remains true and correct as of such earlier date.

7. No Default or Event of Default has occurred or is continuing under the Credit Agreement as of the date of this Request.

8. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Compliance Certificate as of the      day of             , 20    .

URBAN OUTFITTERS, INC., for itself as a Borrower and for each other Borrower

By:
Name:
Title:

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of:

Reference is made to the Second Amended and Restated Credit Agreement dated as of March 27, 2014, as amended, restated or otherwise modified (the “Credit Agreement”) by and among URBAN OUTFITTERS, INC., a corporation organized under the laws of Pennsylvania (“Urban”) and each such Subsidiary of Urban set forth on Schedule 1 to the Credit Agreement (Urban and each such Subsidiary, each a “Borrower” and collectively, the “Borrowers”), the lenders party thereto (the “Lenders”) and Wells Fargo Bank, N.A., as Administrative Agent. Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), a     % interest in and to all of the Assignor’s interest, rights and obligations with respect to its Commitment and Loans [(including such percentage of the outstanding L/C Obligations)] and the Assignor thereby retains     % of its interest therein. This Assignment and Acceptance is entered pursuant to, and authorized by, Section 13.10 of the Credit Agreement.

2. The Assignor (i) represents that, as of the date hereof, its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) under the Credit Agreement is     %, the outstanding balances of its Loans [(including its Commitment Percentage of the outstanding L/C Obligations)] (unreduced by any assignments thereof which have not yet become effective) under the Credit Agreement is $        ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan. Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal. and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or their Subsidiaries or the performance or observance by the Borrowers or their Subsidiaries of any of their obligations under the Credit Agreement or any other instrument or document furnished or executed pursuant thereto; and (iv) attaches the Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Note for new Notes payable to each of the Assignor and the Assignee as follows:

Note Payable to the Order of:	Principal Amount of Note:

$

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor or any other Lender or Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (vii) agrees to hold all confidential information in a manner consistent with the provisions of Section 13.11 of the Credit Agreement; and (viii) includes herewith for the Administrative Agent the two forms required by Section 4.9(f) of the Credit Agreement (if required and not previously delivered).

4. The effective date for this Assignment and Acceptance shall be as set forth in Section 1 of Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for, to the extent required by the Credit Agreement, consent by the Borrowers and the Administrative Agent and acceptance and recording in the Register.

5. Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6. Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

[Signature Page Follows]

WITNESS the following signatures as of the      day of             , 20    .

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

Acknowledged and Consented to on behalf of the Borrower:1

[INSERT NAME OF BORROWER]

By:
Title:

Consented to and Accepted by:

WELLS FARGO BANK, N.A. as Administrative Agent

By:
Title:

[1]	If applicable pursuant to Section 13.10.

Schedule 1

to

Assignment and Acceptance

1.	Effective Date
, 20
2.	Assignor’s Interest Prior to Assignment
	(a)	Commitment Percentage	$
	(b)	Outstanding balance of Loans	$
	(c)	Outstanding balance of Assignor’s Commitment	$

3.	Assigned Interest (from Section 1) of Loans

4.	Assignee’s Extensions of Credit After Effective Date
	(a)	Total outstanding balance of Assignee’s Loans (line 2(b) times line 3)
	(b)	Total outstanding balance of Assignee’s Commitment Percentage of the L/C Obligations(line 2(c) times line 3)	$

5.	Retained Interest of Assignor after Effective Date
	(a)	Retained Interest (from Section 1) of Commitment Percentage	$
	(b)	Outstanding balance of Assignor’s Loans (line 2(b) times line 5(a))	$
	(c)	Outstanding balance of Assignor’s Commitment Percentage of L/C Obligations (line 2(c)(i) times line 5(a))	$

6.	Payment Instructions
	(a)	If payable to Assignor, to the account of Assignor to:
ABA No:
Account Name:
Account No.:
Attn:
Ref:
(b)	If payable to Assignee, to the account of Assignee to:
ABA No:
Account Name:
Account No.:
Attn:
Ref:

EXHIBIT H

MLA COSTS

The MLA Costs for any advance made in an Alternate Currency by any Lender is calculated in accordance with the following formula:

BY + L(Y-X) + S(Y-Z) % per annum = MLA Costs
100 - (B+S)

where on the day of application of the formula:

B	is the percentage of such Lender’s eligible liabilities which the Bank of England requires such Lender to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

Y	is the interest rate applicable to such Alternate Currency Advance;

L	is the percentage of eligible liabilities which the Bank of England requires such Lender to maintain as secured money with members of the London Discount Market Association and/or as secured call money with certain money brokers and gilt-edged primary market makers;

X	is the rate at which secured deposits in the relevant amount may be placed by such Lender with members of the London Discount Market Association and/or as secured call money with certain money brokers and gilt-edged primary market makers at or about 11:00 a.m. on that day for the relevant period;

S	is the percentage of such Lender’s eligible liabilities which the Bank of England requires such Lender to place as a special deposit; and

Z	is the interest rate per annum allowed by the Bank of England on special deposits. For the purposes hereof “eligible liabilities” and “special deposits” have the meanings given to them at the time of application of the formula by the Bank of England.

EXHIBIT I

FORM OF

JOINDER TO GUARANTY AGREEMENT

By executing this Joinder to Guaranty Agreement, each of the undersigned hereby acknowledges and agrees that (a) it has read that certain Amended and Restated Guaranty Agreement (as it may be amended, restated or modified from time to time, the “Guaranty”), dated March 27, 2014, by certain affiliates of Urban Outfitters, Inc. (“Urban”), in favor of Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as administrative agent for the benefit of the lenders under the Credit Agreement (defined below), executed and delivered in connection with that certain Second Amended and Restated Credit Agreement (as amended through the date hereof, and as it may be amended, restated or modified from time to time, the “Credit Agreement”), dated March 27, 2014, by and among Urban, the other Borrowers (as defined therein), the Lenders referred to therein, and Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association) as administrative agent, and (b) from and after the date of this Joinder, (i) it makes each of the representations and warranties made by a Guarantor as though fully set forth herein, agrees to the covenants set forth in the Guaranty, and shall be bound by all of the terms and conditions of, and shall be an additional Guarantor under the Guaranty, (ii) represents that its address for notices is as set forth below; and (iii) it is and shall be for all purposes a Guarantor thereunder. This Joinder to Guaranty Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law or choice of law principles.

IN WITNESS WHEREOF, the undersigned have executed this Joinder to Guaranty Agreement as of             , 20    .

Attest:

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:

Attest:

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:

EXHIBIT J-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Urban Outfitters, Inc., a Pennsylvania corporation, the Subsidiaries identified as Borrowers on Schedule 1 thereto, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 4.9(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Urban Outfitters, Inc., a Pennsylvania corporation, the Subsidiaries identified as Borrowers on Schedule 1 thereto, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 4.9(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Urban Outfitters, Inc., a Pennsylvania corporation, the Subsidiaries identified as Borrowers on Schedule 1 thereto, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 4.9(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of March 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Urban Outfitters, Inc., a Pennsylvania corporation, the Subsidiaries identified as Borrowers on Schedule 1 thereto, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 4.9(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]